WINN-DIXIE STORES, INC.

        5050 Edgewood Court   Jacksonville, Florida 32254-3699

        PROXY STATEMENT AND CONSOLIDATED FINANCIAL STATEMENTS
                               for
                 Annual Meeting of Shareholders
                  To be held October 4, 1995
                    _______________________

                       GENERAL INFORMATION

     The Board of Directors of Winn-Dixie Stores, Inc. (the "Company") solicits your proxy for use at the 1995 Annual Meeting of Shareholders to be held on October 4, 1995, at the Company's headquarters offices at the address above, commencing at 9:00 a.m., and any adjournments thereof. A form of proxy is enclosed herewith. Any shareholder who executes and delivers the proxy may revoke it at any time prior to its use.

     The cost of soliciting the proxies will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegram or personal interview. In addition, the Company will, upon the request of brokers, dealers, banks and voting trustees, and their nominees, who are holders of record of shares of the Company's stock on the record date referred to below, pay their reasonable expenses for completing the mailing of copies of the Annual Report, this Notice of Meeting and Proxy Statement and the enclosed form of proxy to the beneficial owners of such shares of stock.

     The Annual Report of the Company to its shareholders for such fiscal year is being mailed with this Proxy Statement to shareholders entitled to vote at the Annual Meeting.

     Securities and Exchange Commission ("SEC") rules require that an annual report precede or be included with the Company's proxy materials. Shareholders with multiple accounts may be receiving more than one annual report, which is costly to the Company and may be inconvenient to these shareholders. Such shareholders may authorize the Company to discontinue mailing extra reports by marking the appropriate box in the proxy card for selected accounts. Such an election will take effect at the end of the Company's 1995-96 fiscal year. At least one account must continue to receive an annual report. Eliminating these duplicate mailings will not affect receipt of future proxy statements and proxy cards nor the mailing of dividend checks, dividend reinvestment statements, or special notices. To resume the mailing of an annual report to an account, please make a written request to: Shareholder Relations, Winn-Dixie Stores, Inc., Post Office Box B, Jacksonville, Florida 32203-0297.

     The mailing address of the principal executive offices of the Company is 5050 Edgewood Court, Jacksonville, Florida 32254-3699. The approximate date on which this Proxy Statement and form of proxy are first being sent or given to shareholders is September 1, 1995.

VOTING PROCEDURES

     All properly executed proxies delivered pursuant to this solicitation and not revoked will be voted at the Annual Meeting in accordance with the directions given. Regarding the election of Directors to serve until the 1998 Annual Meeting of Shareholders, in voting by proxy, shareholders may vote in favor of all nominees or withhold their votes as to all nominees or withhold their votes as to specific nominees. With respect to the other proposals to be voted upon, shareholders may vote in favor of a proposal, against a proposal or may abstain from voting. Shareholders should specify their choices on the enclosed form of proxy. If no specific instructions are given with respect to the matters to be acted upon, the shares represented by a signed proxy will be voted FOR the election of all nominees, FOR the proposal to adopt the Winn-Dixie Restricted Stock Plan, FOR the proposal to amend the Revised Winn-Dixie Stock Purchase Plan for Employees and FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors. Directors will be elected by a plurality of the votes cast by the shareholders voting in person or by proxy at the Annual Meeting. Approval of the Winn-Dixie Restricted Stock Plan and the amendment to the Revised Winn-Dixie Stock Purchase Plan for Employees will each require the affirmative vote of the holders of a majority of the shares of Common Stock present or represented at the Annual Meeting and entitled to vote. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors will require the affirmative vote of the holders of a majority of the shares of Common Stock voting on the proposal in person or by proxy at the Annual Meeting. Thus, in the case of approval of the adoption of the Winn-Dixie Restricted Stock Plan and of approval of the amendment of the Revised Winn-Dixie Stock Purchase
Plan for Employees, abstentions will have the same effect as a negative vote, but abstentions will have no effect on the vote for election of Directors or ratification of the appointment of independent auditors. Broker non-votes will not be included in vote totals and will have no effect on the outcome of any vote. A broker non-vote generally occurs when a broker who holds shares in street-name for a customer does not have authority to vote on certain non-routine matters because its customer has not provided any voting instructions on the matter.

     Only owners of record of shares of Common Stock of the Company at the close of business on August 15, 1995, are entitled to vote at the meeting or adjournments or postponements thereof. Each owner of record on the record date is entitled to one vote for each share of Common Stock of the Company so held. On August 15, 1995, there were 75,525,303 shares of Common Stock of the Company issued and outstanding.

PROPOSAL 1   ELECTION OF DIRECTORS
     The Board is divided into three classes of Directors. Each class of Directors is elected to serve for a term of three years, so that the terms of office of approximately one-third of the Directors will expire each year. At the Annual Meeting of the Shareholders, four Directors are to be elected in Class I to hold office until the 1998 Annual Meeting of Shareholders or until their successors are elected and qualified. The persons designated as nominees for election as Directors in Class I are A. Dano Davis, T. Wayne Davis, Carleton T. Rider, and Charles P. Stephens. Each of such nominees is currently a Director of the Company. On June 21, 1995, the Board amended the By-Laws to reduce the number of Directors from 12 to 11, following the death of Mr. A. D. Davis, a founding brother of the Company.

     Should any one or more of these nominees become unable to serve for any reason, or for good cause will not serve, which is not anticipated, the Board of Directors may, unless the Board by resolution provides for a lesser number of Directors, designate substitute nominees, in which event the persons named in the enclosed proxy will vote proxies that would otherwise be voted for all named nominees for the election of such substitute nominee or nominees.

     Certain information with respect to each of the nominees and Directors relating to principal occupations and directorships, and the approximate number of shares of the Company's Common Stock beneficially owned by them, directly or indirectly, has been furnished to the Company by such nominees and Directors.

     The Board of Directors recommends a vote FOR all four nominees.

                 BOARD OF DIRECTORS OF WINN-DIXIE STORES, INC.

                                                            Has Been
Name, Principal Occupation for the Past         Age         A Director
 Five Years, Directorships                     As of        Continously
                                          August 15, 1995    Since


          CLASS I DIRECTOR NOMINEES
          FOR TERMS EXPIRING IN 1998

A. Dano Davis - For more than the last
five years, Chairman of the Board and
Principal Executive Officer of the
Company; with the Company since 1968;
also a Director of First Union National
Bank of Florida, and American Heritage
Life Investment Corporation                      50             1981

T. Wayne Davis - For more than the last
five years, a private investor; with the
Company 1971-1987; Chairman of the Board
of General Parcel Service, Inc.; also a
Director of Enterprise National Bank,
Enstar Group, Inc., and AccuStaff,
Incorporated                                     48             1981

Carleton T. Rider - August 1993 to date,
Continuous Improvement Officer, Mayo
Foundation; 1985 to July 1993,
Administrator, Mayo Clinic Jacksonville;
also a Director of St. Luke's Hospital           50              1982

Charles P. Stephens - For more than the
last five years, Vice President, Director
and a principal stockholder of Norman W.
Paschall Co., Inc. (brokers, importers,
exporters and processors of textile
fibers and by-products)                          57             1982


                         INCUMBENT CLASS III DIRECTORS
                          WHOSE TERMS EXPIRE IN 1996

Armando M. Codina - For more than the
last five years, Chairman of the Board
and President of Codina Group, Inc.; also
a Director of American Bankers Insurance
Group, Inc., BellSouth Corporation, AMR,
Inc., and FPL Group, Inc.                        48             1987

Radford D. Lovett - For more than the
last five years, Chairman of the Board of
Commodores Point Terminal Corporation;
also a Director of First Union
Corporation, American Heritage Life
Investment Corporation, Florida Rock
Industries, Inc., and FRP Properties,
Inc.                                             61             1983

Julia B. North - For more than the last
five years, Vice President of BellSouth
Telecommunications, Inc.                         47             1994

       INCUMBENT CLASS II DIRECTORS
       WHOSE TERMS EXPIRE IN 1997

Robert D. Davis - For more than the last
five years, Chairman of the Board of
D.D.I., Inc.; with the Company 1955-1990;
also a Director of American Heritage Life
Investment Corporation, First Union
Corporation, Stein Mart, Inc., and
Florida Rock Industries, Inc..                   63             1972

James Kufeldt - For more than the last
five years, President of the Company;
with the Company since 1961; also a
Director of Barnett Bank of Jacksonville,
N.A.                                             57             1988

Charles H. McKellar - For more than the
last five years, Executive Vice President
of the Company; with the Company since
1957                                             57             1988

David F. Miller - 1990 to date, Chairman
of the Board of PureIce of the South,
Inc.; prior to that time was Vice
Chairman of the Board of JC Penney
Company, Inc. and President and Chief
Operating Officer of JC Penney Stores and
Catalog.                                         66             1987

     The Company was founded by Messrs. A.D., James E., M. Austin and Tine W. Davis (the "Founding Brothers"), all of whom are deceased. Mr. A. Dano Davis, the Company's Chairman and Principal Executive Officer, is the son of Mr. James E. Davis. Robert D. Davis is the son of Mr. A. D. Davis. T. Wayne Davis is the son of Mr. Tine W. Davis. Charles P. Stephens is the son-in-law of Mr. M. Austin Davis.


PRINCIPAL SHAREHOLDERS

     The following table sets forth the beneficial ownership of the Company's Common Stock by each person who, as of July 31, 1995, is known to the Company to be the beneficial owner of 5% or more of the Common Stock.


                          Name and           Amount and
                          Address            Nature of     Percent
                        of Beneficial        Beneficial    of
     Title of Class       Owner              Ownership     Class

   Common Stock         Davis Family (1)     30,634,086    40.55
                        c/o D.D.I., Inc.
                        5050 Edgewood Court
                        Jacksonville, FL 32254


(1) Relatives of the Founding Brothers, trusts, estates, corporations and other entities involving them and their associates (collectively, the "Davis Family") own beneficially for the Davis Family, directly or indirectly, the shares listed in this table. These shares include those listed for Messrs. A. Dano, Robert D. and T. Wayne Davis and Charles P. Stephens in the following table setting forth the beneficial ownership by directors, nominees and executive officers. The figures exclude 139,946 shares, those in excess of the pro rata beneficial interest of the Davis Family in 240,000 shares held by American Heritage Life Investment Corporation.

                      SECURITIES OWNERSHIP OF MANAGEMENT


     The following table sets forth the beneficial ownership of the Company's Common Stock by each of the directors and nominees, each of the executive officers named in the Summary Compensation Table and all of the Company's directors and executive officers as a group as of July 31, 1995.

                          Amount and Nature of
                        Beneficial Ownership (1)

                       Direct or Indirect   Indirect with
                         with Sole          Shared Voting
                         Voting and         and Investment
                         Investment         Power                      Percent
Name of Beneficial Owner  Power                               Total    of Class

Armando M. Codina           5,899                             5,899        *
A. Dano Davis           1,104,053           1,507,846     2,611,899      3.46
Robert D. Davis           177,980           1,155,680     1,333,660      1.77
T. Wayne Davis            201,243           1,054,840     1,256,083      1.66
James Kufeldt             177,263               7,370       184,633       .24
Radford D. Lovett           6,966                             6,966        *
Charles H. McKellar       127,744                           127,744       .17
David F. Miller               400                               400        *
Julia B. North                750                               750        *
Carleton T. Rider             450                               450        *
Charles P. Stephens        10,119             329,200       339,319      .45
E. T. Walters              54,444                            54,444        *
Charles E. Winge           55,343                            55,343        *
Directors and
Executive Officers
as a Group (31
persons)                2,467,415           4,054,936     6,522,351      8.63
____________________
* Less than .1% of issued and outstanding shares of Common Stock of the Company.

(1) Includes shares held by the wives and children of certain of the persons named, as to which such persons disclaim beneficial ownership. The numbers of such shares so disclaimed are as follows: Robert D. Davis, 311,340; T. Wayne Davis, 209,778; James Kufeldt, 7,370; Radford D. Lovett, 74; Charles H. McKellar, 195; Carleton T. Rider, 450; Charles P. Stephens, 329,177; and Charles E. Winge, 8,605. The shares reported exclude 758,814 shares of Common Stock of the Company that are held directly or indirectly by trusts of which A. Dano Davis is a co-trustee and Charles P. Stephens' wife and children are the beneficiaries. Also, excluded are 295,653 shares of Common Stock of the Company that are held indirectly by trusts of which Charles P. Stephens' wife and Robert D. Davis are co-trustees and Charles P. Stephens' wife and children are beneficiaries. A. Dano Davis, Robert D. Davis and Charles P. Stephens disclaim beneficial ownership of such shares. The holdings set forth above exclude 17,343,160 shares of Common Stock of the Company, included in the Davis Family holdings shown on page 4 hereof, held by various entities as to which one or more of A. Dano Davis, Robert D. Davis, T. Wayne Davis, Charles P. Stephens and Charles P. Stephens' wife have direct or indirect voting and investment powers, but no pecuniary interests, and as to which they disclaim beneficial ownership. Finally, the holdings set forth above exclude 4,670,211 shares held indirectly by the Estate of A. D. Davis whose personal representative, Robert D. Davis, has indirect sole or shared voting and dispositive powers with respect to such shares.

     The holdings set forth above include restricted shares awarded as Long-Term Incentive Awards pursuant to the Company's Officer Compensation Program. Certain shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 26, 1996, as follows: Mr. Kufeldt, 3,320 shares; Mr. McKellar, 2,418 shares; Mr. Walters, 1,055 shares; and Mr. Winge, 1,055 shares. Certain other shares are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 25, 1997, as follows: Mr. Kufeldt, 4,078 shares; Mr. McKellar, 2,971 shares; Mr. Walters, 1,296 shares; and Mr. Winge, 1,296 shares. Other shares included are subject to forfeiture if certain performance goals are not met within the three fiscal-year period expiring June 24, 1998, as follows: Mr. Kufeldt, 3,381 shares; Mr. McKellar, 2,463 shares; Mr. Walters, 1,075 shares; and Mr. Winge, 1,075 shares. The holdings for the 23 officers within the Directors and Executive Officers group total 54,000 restricted shares. The following shares that would have vested pursuant to prior Long-Term Incentive Awards were forfeited June 28, 1995 when certain performance goals were not met: Mr. Kufeldt, 4,197 shares; Mr. McKellar, 3,058 shares; Mr. Walters, 1,334 shares; and Mr. Winge, 1,334 shares. The 23 officers within the Directors and Executive Officers group forfeited a total of 19,590 restricted shares.

     The holdings set forth above include equivalent shares credited to the Stock Equivalent Accounts of Directors under the Directors' Deferred Fee Plan (see "Directors' Fees"): Mr. Codina, 4,399 equivalent shares; Mr. Robert D. Davis, 2,546 equivalent shares; Mr. Lovett, 3,560 equivalent shares; and Ms. North, 550 equivalent shares. These holdings are payable only in cash upon retirement.

     The holdings set forth above also include the equivalent of 3,465 shares credited to Mr. Kufeldt's account and 9,563 shares to Mr. Winge's account, allocated by them to the Company stock fund within the Profit Sharing Plan, and a total of 35,168 shares for all executive officers as a group in such fund.

     The holdings further include 40,000 shares for Mr. McKellar, and a total of 108,000 shares for all executive officers included in the group, which represent options that have not yet been exercised, granted January 24, 1990. These options will expire on December 31, 1996, if not exercised before then. These holdings also include shares under additional options granted on June 15, 1992, which are now exercisable, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 12,000 shares for Mr. Walters and 12,000 shares for Mr. Winge. These holdings also include shares under additional options granted on June 22, 1994, 50% of which are presently exercisable, of 25,000 shares for Mr. Kufeldt, 20,000 shares for Mr. McKellar, 12,000 shares for Mr. Walters and 12,000 shares for Mr. Winge. These share options are more fully described in the table on options on page 9.

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the SEC and the New York Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no Forms 5 were required for them, the Company believes that during the Company's most recently completed fiscal year ended on June 28, 1995, all filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were complied with, except that (i) Mr. William C. Calkins filed a Form 4 report that was approximately 7 days late due to an oversight in connection with the award of 537 shares and a Form 5 that was approximately 4 days late due to an oversight in connection with holdings in the Winn-Dixie Profit Sharing/401(k) Plan; (ii) Mr. Ronald R. George filed a Form 5 report that was approximately 4 days late due to an oversight in connection with holdings in the Winn-Dixie Profit Sharing/401(k) Plan; and (iii) three family trusts for which Mr. A. Dano Davis serves as a trustee each filed a Form 4 that was approximately two months late due to an oversight with respect to attributed ownership in connection with an estate planning transaction.

                   MEETINGS OF THE BOARD AND COMMITTEES

     During the most recently completed fiscal year, the Board of Directors held four regular meetings and took action by unanimous written consent in lieu of a meeting five times. All current Directors attended at least 75% of the meetings of the Board and of the committees on which they served.

     The Board of Directors has Audit, Nominating, Compensation, Long-Term Officer Compensation and Key Employee Stock Option Committees. The Audit Committee is composed of Mr. Radford D. Lovett, Chairman, and Messrs. Armando M. Codina, David F. Miller, Carleton T. Rider and Charles P. Stephens, and Ms. Julia B. North. The Audit Committee, whose members are not officers, employees, or retired employees of the Company, held two meetings during the fiscal year. The Audit Committee reviews the scope and results of the audit, approves types of non-audit services provided to the Company and recommends selection of the Company's independent auditors. It also reviews the scope of internal audits, systems of internal controls and accounting policies and procedures. The Nominating Committee is composed of Mr. T. Wayne Davis, Chairman, and Messrs. A. Dano Davis, Robert D. Davis, Radford D. Lovett and Charles P. Stephens. The Nominating Committee recommends qualified candidates to fill vacancies on the Board of Directors. The Nominating Committee did not meet during fiscal year 1994-95. The Nominating Committee will consider nominees recommended by shareholders, who may submit names and biographical data and qualifications in writing to the Secretary of the Company.

     The Compensation Committee, composed of Mr. David F. Miller, Chairman, and Messrs. Radford D. Lovett, Armando M. Codina, A. Dano Davis and James Kufeldt and Ms. Julia B. North, sets and reviews the salary and benefits structure of the Company, including base salary, cash bonus, restricted stock and performance unit awards for executive officers. It met three times during the most recently completed fiscal year. The Key Employee Stock Option Committee, composed of Messrs. A. Dano and Robert D. Davis, determines long-term stock option awards to officers and key employees. The Long-Term Officer Compensation Committee, composed of Messrs. A. Dano Davis and Robert
D. Davis, recommends restricted stock and performance unit awards that are then reviewed and approved by the Compensation Committee. These three committees jointly met as a group three times during the most recently completed fiscal year to review performance under the plans established at the end of the prior fiscal year for 1994-95 and to set the compensation under the plans for fiscal year 1995-96. Their activities are described further in the Report on Executive Compensation beginning on page 10.

                                DIRECTORS' FEES

     Directors are paid a retainer fee of $12,000 per annum plus $2,000 for attendance at each regular meeting of the Board. Directors are also paid $500 for each action by written consent in lieu of a meeting. Members of the Audit, Nominating, and Compensation Committees are paid $2,000 for each committee meeting attended. Travel expenses of Directors incurred in traveling to Committee and Directors' meetings are also reimbursed by the Company. Members of the Board of Directors who are also employees are not paid Director's fees or fees for attending Committee meetings. Members of the Long-Term Officer Compensation and Key Employee Stock Option Committees are not paid for their meetings.

     A Director may elect to defer payment of all or any part of the above fees until termination as a Director under a Deferred Fee Plan for Directors effective June 30, 1988, with fees credited to an Income Account at a prime rate of interest or to a Stock Equivalent Account based on the closing market price of the Company's Common Stock on the date fees are earned. The deferred fees are payable only in cash in a single payment or annual installments upon retirement. Messrs. Robert D. Davis, Lovett and Codina and Ms. North have elected to defer fees during the fiscal year under the Deferred Fee Plan.

                          EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth information concerning the compensation of the Principal Executive Officer and the four other most highly compensated executive officers who served in such capacities as of June 28, 1995, which was the end of the last completed fiscal year.


                             Annual Compensation                               Long-term Compensation
                      -----------------------------------             -------------------------------------------
                                                                                           Awards
                                                                                    --------------------
                      Fiscal Year                                    Other         Restricted            Long-Term  All Other
                      Ended Last                                     Annual        Stock                 Incentive  Compensa-
Name and              Wednesday        Salary<F1>                    Compensa-     Award<F3>             Plan<F3>   tion<F4>
Principal Position    In June             ($)          Bonus ($)     tion($)<F2>     ($)     Options(#)  Payouts($)   ($)
- -------------------   ----------       -----------     ---------     -----------   -------   ----------  ---------  --------

A. Dano Davis               1995           365,976       351,524              --         --          --          --    49,264
Chairman of the Board       1994           365,976       351,524              --         --          --          --    12,004
and Principal               1993           353,600       395,200              --         --          --          --    12,035
Executive Officer

James Kufeldt               1995           365,976       351,524              --     182,988         --     132,600    55,006
President                   1994           365,976       351,524              --     182,988     25,000     130,000    13,860
                            1993           353,600       395,200              --     176,800         --          --    16,515

Charles H. McKellar         1995           333,299       254,794              --     133,320         --      96,608    44,290
Executive Vice President    1994           333,299       254,794              --     133,320     20,000      94,714    13,860
                            1993           322,028       291,720              --     128,811         --          --    18,063

E. T. Walters               1995           193,863       135,182              --      58,159         --      42,144    25,762
Senior Vice President       1994           193,863       135,182              --      58,159     12,000      41,318    11,315
                            1993           187,307       137,361              --      56,192         --          --    24,688

Charles E. Winge            1995           193,863       115,874              --      58,159         --      42,144    28,895
Senior Vice President       1994           193,863       115,874              --      58,159     12,000      41,318    10,835
                            1993           187,307       126,577              --      56,192         --          --    16,563


<F1> Includes compensation amounts earned during the fiscal year but deferred under the Company's 401(k) plan (except for Mr. A. Dano Davis, in years 1993 and 1994 when he did not participate) and amounts contributed under the Company's Senior Corporate Officers' Management Security Plan (Mr.
     A. Dano Davis, $7,467; Mr. Kufeldt, $9,632; Mr. McKellar, $9,905; Mr. Walters, $12,900; and Mr. Winge, $8,494).

<F2> Dividends are paid on restricted shares at the ordinary rate. Value is determined based upon the closing market price of the Company's Common Stock on the date of grant. The aggregate of restricted shares held and their value at June 28, 1995, were: Mr. A. Dano Davis, no shares; Mr. Kufeldt, 10,779 shares, $617,098; Mr. McKellar, 7,852 shares, $449,527;
     Mr. Walters, 3,426 shares, $196,138; and Mr. Winge, 3,426 shares, $196,138. These shares all vest, if at all, over a period of three fiscal years from grant, if certain performance goals are attained. The values above do not reflect the risk of forfeiture.

<F3> Performance Unit Plan payments earned in the fiscal year ending June 28,
     1995 under the 1993 Plan, which related to performance during the fiscal years ending June 30, 1993, June 29, 1994 and June 28, 1995, were paid in early fiscal year 1995-96.

<F4> Includes (a) Company contributions to the Company's Profit Sharing Plan of $7,400 for each of the named officers; (b) Company matching payments under the Company's 401(k) Plan of $2,250 for each of the named officers; and (c) $3,415 of merchandising contest awards for Mr. Walters and $7,002 of merchandising contest awards for Mr. Winge. Also includes
     (a) Company contributions to the Company's Supplemental Retirement Plan ("SRP") for the 1994-95 fiscal year of $25,415 for Mr. Davis, $25,305 for Mr. Kufeldt, $18,485 for Mr. McKellar, $4,698 for Mr. Walters and $4,406 for Mr. Winge and (b) Company matching 401(k) payments under the Company's SRP for the 1994-95 fiscal year of $14,199 for Mr. Davis, $20,052 for Mr. Kufeldt, $16,155 for Mr. McKellar, $8,000 for Mr. Walters and $7,837 for Mr. Winge. The fiscal year ended June 28, 1995 was the first full year the Company's SRP was in existence.

Option Exercises and Fiscal Year-End Values

     The following table sets forth all stock options exercised by the named executives during the fiscal year ended June 28, 1995, and the number and value of unexercised options held by such executive officers at fiscal year end.

                                                   Number of Securities           Value of Unexercised
                      Shares          Value        Underlying Unexercised         in-the-Money
                      Acquired on     realized     Options at FY-End (#)          Options at FY-End ($)<F1>
                                                   -------------------------      -----------------------
Name                  exercise (#)      ($)        Exercisable Unexercisable      Exercisable Unexercisable
- ------------------    -----------     --------     ----------- -------------      ----------- -------------
A. Dano Davis                  --           --              --            --               --           --
James Kufeldt                  --           --          37,500        12,500          532,813      154,688
Charles H. McKellar            --           --          70,000        10,000        1,576,250      123,750
E. T. Walters              24,000      636,000          18,000         6,000          231,750       74,250
Charles E. Winge               --           --          18,000         6,000          231,750       74,250

<F1> The closing price of the Company's Common Stock of $57.25 as reported on the New York Stock Exchange composite tape on June 28, 1995, less the exercise price, was used in calculating the value of unexercised options. The exercise price is $28.50 per share for the presently exercisable options for 40,000 shares held by Mr. McKellar. The exercise price is $42.125 per share for the presently exercisable options for 25,000 shares held by James Kufeldt, 20,000 shares held by Charles H. McKellar, 12,000 shares held by E. T. Walters and 12,000 shares held by Charles E. Winge. The exercise price is $44.875 per share for the presently exercisable options for 12,500 shares held by James Kufeldt, 10,000 shares held by Charles H. McKellar, 6,000 shares held by E. T. Walters and 6,000 shares held by Charles E. Winge. The exercise price is $44.875 per share for all unexercisable options.


            LONG-TERM INCENTIVE PLANS   AWARDS IN LAST FISCAL YEAR

Restricted Stock Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers and key employees with an opportunity to earn shares of the Company's Common Stock through a restricted stock plan. The restricted stock awards are designed to motivate the Company's officers and key employees to make decisions and to act in the best interest of the Company's shareholders by having the restricted stock vest when goals for a three-year period are achieved. For the awards made during fiscal year 1994-95 for the period ending in fiscal year 1997-98, goals are based upon a measure of return on invested capital. No award is made for results that are less than the designated threshold. The restricted stock awards granted in 1995 are listed in the Summary Compensation Table.

Performance Unit Plan. In connection with the Company's Officer Compensation Program, the Company provides its officers and key employees with an opportunity to earn additional cash compensation through a performance unit plan. The performance units are designed to reward officers and key employees for improvements in specified areas of Company performance for a three-year period. For the awards made during fiscal year 1994-95 for the period ending in fiscal year 1997-98, goals are based upon a matrix of the increase in identical store sales and average sales for stores over 35,000 square feet. No award is made for improvements that are less than the designated threshold. The performance unit grants outlined below, if earned, would be paid in early fiscal year 1998-99 for results in the performance period ending in fiscal year 1997-98.

                                                 Estimated Future Payouts
                                             Under Non-Stock Price-Based Plans
                                             ---------------------------------
                  Number of
                 Performance    Performance
                    Units         Period
                   Granted        Covered    Threshold Target($)  Maximum($)
                 -----------    -----------  --------- --------   ----------
A. Dano Davis            --          --             --      --          --
James Kufeldt       118,942      1995-97            -- 118,942     178,413
Charles H.McKellar   86,658      1995-97            --  86,658     129,987
E. T. Walters        37,803      1995-97            --  37,803      56,705
Charles E. Winge     37,803      1995-97            --  37,803      56,705


                       REPORT ON EXECUTIVE COMPENSATION
     The Company's compensation for its executive officers has developed over the years and reflects the overall compensation philosophies of the Company and the Founding Brothers. The Company's Officer Compensation Program (the "Program") for fiscal year 1994-95 incorporated recommendations of a consultant designed to fairly compensate executives for their performance and contribution to the Company. Overall objectives are to motivate executive officers, as well as other officers and key employees, to achieve the Company's long and short-term performance goals and to reward them based in part upon performance of the Company and in part upon their individual contributions to that performance; to motivate such persons to think and act as owners of the Company; to provide levels and forms of compensation to retain high performing executives; and to reinforce the planning and budgeting process of the Company for both short and long-term performance.

     The Program includes three parts: (1) base compensation, designed to reflect the overall level of responsibility, the position's risk/reward profile, marketplace salary trends and the performance of the incumbent within the position; (2) annual incentive compensation, a cash bonus with award opportunities tied to the position's potential contribution to performance against predetermined performance goals, with a portion based upon the Company's performance and a portion based upon the performance of the primary area of responsibility of the executive, as well as a discretionary portion to allow adjustments for extraordinary circumstances; and (3) long-term incentive compensation, based upon a restricted stock plan and a performance unit plan. Under the restricted stock plan, grants of restricted stock that pay dividends are given to the Company's officers and key employees but these shares do not vest unless and until certain performance requirements are met over a three-year period. Under the performance unit plan, participants can earn a cash bonus based upon three-year performance goals. These performance goals change annually and are currently related to improvements in certain sales parameters.

     For the Chairman of the Board, who is also the Principal Executive Officer, and also for the President and Executive Vice President, the Program is weighted toward long-term compensation. For Senior Vice Presidents it is approximately equally weighted between long-term and annual compensation. The other executive officers' compensation is weighted toward annual compensation.

     The Chairman and Principal Executive Officer of the Company, Mr. A. Dano Davis (the "PEO"), for the fiscal year ended June 28, 1995, received no increase in base compensation from the prior fiscal year. Because of his substantial stock ownership, Mr. Davis again chose not to participate in both the restricted stock and performance unit aspects of the Program's long-term incentive compensation for the past fiscal year. Had he participated, the grants made in June of 1995 for fiscal years 1996 and later would have been in the amount of approximately $182,988 of value of restricted stock and a maximum performance unit payment of approximately $178,413. Additionally, the PEO does not participate in the Key Employee Stock Option Plan. Had he so participated, the PEO would not have received an option to purchase shares of the Company's Common Stock because no options were granted under such Plan to any of the named officers during fiscal year 1994-95. Under the concept of the Program, the PEO normally would participate in these plans, and if the PEO had participated in 1995, his compensation would have closely tracked that of the Company's President, Mr. James Kufeldt, as shown in the Summary Compensation Table on page 8.

     Both salary increases and annual incentive awards are based in major part on the Company's financial performances for the fiscal years involved. The performance targets for cash bonuses for fiscal year 1995 were based upon sales volume and pre-tax return on sales and on the position held by each participating officer and key employee. The cash bonuses could range from 0 to 200% of "target" awards for specific performance goals. For the PEO, the target involved a matrix of increases in average store sales and earnings before income tax as a percentage of sales. For the fiscal year 1994-95, the compensation levels for the PEO and named executives were determined for both base compensation and cash bonus targets by the Compensation Committee in June 1994. The restricted stock and performance unit awards and performance goals were established by the Compensation Committee upon recommendations of the Long-Term Officer Compensation Committee. The performance goals for restricted stock issued in fiscal year 1994-95 focused on a measure of return on invested capital. The performance goals for restricted stock to be issued in fiscal year 1995-96 will focus on customer satisfaction. The performance goals for performance units issued in fiscal year 1994-95 and to be issued in fiscal year 1995-96 will focus on store sales.

     Also included in the Company's compensation for its executive officers and key employees are various employee benefits. Generally, the benefits offered to such persons serve a different purpose than do the other components of compensation. In general, these benefits provide protection against financial loss that can result from illness, disability or death. Benefits offered to these employee are mainly those that are offered to the Company's other employees, with some variation primarily to promote tax efficiency and replacement of benefit opportunities lost due to regulatory limits.

     In 1993, Congress enacted Section 162(m) of the U.S. Internal Revenue Code of 1986, effective for tax years beginning in 1994. Section 162(m) precludes a public corporation from taking a deduction for compensation in excess of $1 million per year for its chief executive officer and any of its four other highest-paid executive officers. However, this deduction limitation does not apply to certain performance-based compensation. Because the regulations issued under Section 162(m) have not been finalized and the impact of this limitation has been nominal on the Company, the Compensation Committee remains reluctant to make changes at this time to the Program solely for tax purposes. The Compensation Committee will continue to review this issue and may recommend changes to the Program in the future.

     This report is submitted by the following members of the Compensation Committee, Long-Term Officer Compensation Committee, and the Key Employee Stock Option Committee:

     David F. Miller, Chairman of the Compensation Committee Armando M. Codina, Compensation Committee
     A. Dano Davis, Compensation Committee
                    Key Employee Stock Option Committee
                    Long-Term Officer Compensation Committee
     Robert D. Davis, Key Employee Stock Option Committee
                    Long-Term Officer Compensation Committee
     James Kufeldt, Compensation Committee
     Radford D. Lovett, Compensation Committee
     Julia B. North, Compensation Committee

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee includes as members Mr. James Kufeldt, President of the Company, and Mr. A. Dano Davis, Chairman of the Board of Directors and Principal Executive Officer of the Company. The Chairman of the Compensation Committee, Mr. David F. Miller, and his son own controlling interests in PureIce of the South, Inc. and Quality Food Equipment Distributors. During fiscal year 1994-95, the Company purchased ice and equipment in the amount of $2,254,068 from those companies. During the most recently completed fiscal year, no executive officer of the Company served as a director of, or as a member of the compensation or equivalent committee of another entity, one of whose executive officers served on the Company's Compensation Committee or as a director of the Company.

                            Stock Performance Graph

     The following graph sets forth the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock during the preceding five fiscal years ended June 28, 1995, compared with the cumulative total returns of the S & P 500 Index and the S & P Retail (Food Chains) Index. The comparison assumes $100 was invested on June 29, 1990 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends.

              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
            AMONG WINN-DIXIE STORES, INC., THE S & P 500 INDEX
               AND THE S & P RETAIL (FOOD CHAINS) INDEX (1)


                        Measurement
                            Pt.     FYE      FYE      FYE      FYE      FYE
                         6/27/90  6/26/91  6/24/92  6/30/93  6/29/94  6/28/95
Winn-Dixie                 $100   $115.29  $138.64  $177.24  $139.90  $192.23
S&P Retail (Food Chains)   $100   $111.93  $101.04  $126.09  $122.68  $149.14
S&P 500 Index              $100   $107.40  $121.80  $138.40  $140.35  $176.94

     Assumes Initial Investment of $100 and reinvestment of dividends
     Note: Total Returns Based on Market Capitalization


         Data and chart furnished by Zacks Investment Research, Inc.

(1) Includes the following companies: RETAIL (FOOD CHAINS)--Albertson's, American Stores, Bruno's, Inc., Giant Food Class A, Great A&P, Kroger and Winn-Dixie.


                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

     American Heritage Life Insurance Company (the "Insurance Company") is a wholly-owned subsidiary of American Heritage Life Investment Corporation, of which Messrs. A. Dano Davis, Robert D. Davis and Radford D. Lovett are directors. The Company is essentially self-insured for purposes of employee group, medical, accident and sickness insurance, with the Insurance Company providing administrative services and expenses. During the fiscal year ended June 28, 1995, the Company paid (i) $79,066,444 on behalf of its associates and certain retired officers and their insured dependents for medical and disability claims and (ii) $2,397,590 for death benefits, and the Insurance Company received (iii) $3,206,323 for administrative services, state premium taxes, and expenses of the group medical and accident plan. The Insurance Company is also the carrier of the life insurance on certain present and former officers of the Company of which the Company is a beneficiary, and the Company paid premiums aggregating $21,898 for such individual policies during fiscal year 1995. The Company also paid $10,237,799 in net premiums on life insurance policies to fund the corporate senior officers management security plan for 33 officers (including 24 executive officers) and a similar contributory plan for 513 other eligible key management personnel. The plans also provide benefits to former participants who have retired and beneficiaries of deceased participants.

     In the fiscal year ended June 28, 1995, the Insurance Company paid Mayo Clinic Jacksonville $2,628 and its affiliate St. Luke's Hospital $65,720, both of which are affiliates of Mr. Rider's employer. These amounts were ultimately reimbursed to the Insurance Company by the Company under its group medical and accident plan. The Company also made a charitable contribution of $10,000 to the Mayo Foundation.

     During the fiscal year ended June 28, 1995, the Company purchased ice and equipment in the amount of $2,254,068 from entities in which Mr. David F. Miller and his son own a controlling interest.

     In the fiscal year ended June 28, 1995, the Company received payments from D.D.I., Inc., a corporation controlled by the Davis Family, in the aggregate amount of $132,615 for group insurance, office rentals and related expenses, and legal services.


                           AGREEMENT OF SHAREHOLDERS
                                      OF
                                 D.D.I., INC.

     On April 19, 1989, an Agreement of Shareholders (the "Agreement") was entered into by a Florida corporation now known as D.D.I., Inc. ("DDI") and its shareholders to make provision for future disposition, voting and transfer of its shares. DDI, which, as of July 31, 1995, owned 20,393,666 shares of Common Stock of the Company, is controlled by the Davis Family.

     Subject to certain exceptions, the Agreement prohibits disposition of DDI shares by a DDI shareholder except with the written consent of DDI and all other DDI shareholders. If any DDI shareholder desires to make a disposition of shares of DDI, such person must offer the shares to DDI, and if DDI does not purchase all of the shares, then to the other DDI shareholders. The Agreement also restricts transfers in the event of death, divorce, change in beneficial interest in a trust or involuntary disposition; and sets out procedures for establishing fair market value, termination of the Agreement, selection of a Board of Directors of DDI; and increasing the capital surplus of DDI if necessary to purchase DDI shares.

     DDI shareholders who are parties to the Agreement include the Estate of
A. D. Davis, Robert D. Davis, A. Dano Davis, T. Wayne Davis, and Charles P. Stephens, spouses, children, grandchildren, relatives, in-laws, trusts for the benefit of Davis Family members, and corporations and other entities controlled by them.

                   PROPOSAL 2    ADOPTION OF THE WINN-DIXIE
                         RESTRICTED STOCK PLAN
     The Company's Officer Compensation Program has developed over the years and reflects the overall compensation philosophies of the Company and the Founding Brothers. The Officer Compensation Program has always included a long-term incentive component. On June 21, 1995, the Board of Directors adopted, subject to adoption by the shareholders, the Winn-Dixie Restricted Stock Plan (the "Restricted Stock Plan") as a means of formalizing the restricted stock aspect of the Officer Compensation Program. It is intended that the Restricted Stock Plan will comply with Rule16b-3 promulgated pursuant to the Exchange Act. In general, the proposed Restricted Stock Plan is basically the same as the restricted stock component under the Officer Compensation Program but some technical amendments have been added regarding the procedure for amendments, the maximum number of shares that may be issued under the Restricted Stock Plan and the maximum number of shares that may be issued to any individual during a fiscal year. In the event the Company's shareholders do not adopt the Restricted Stock Plan, the restricted stock aspect of the Officer Compensation Program will continue as it has in the past.

Description of the Restricted Stock Plan

     The following summary of the Restricted Stock Plan is qualified in its entirety by reference to the text of the Restricted Stock Plan, which is attached hereto as Exhibit A. The Restricted Stock Plan will be administered by the Long-Term Officer Compensation Committee (the "Restricted Stock Committee") of the Board of Directors. Eligibility requirements for the members of the Restricted Stock Committee shall comply with the provisions of Rule 16b-3 promulgated under the Exchange Act. The Restricted Stock Committee has full and final authority, in its sole discretion, to select the officers and key employees who will be granted restricted stock and to determine the number of shares to be granted.

     The major provisions of the Restricted Stock Plan are as follows:

          Eligibility. The Restricted Stock Committee is authorized to grant awards of restricted stock to any officer or key employee of the Company or its subsidiaries who, in the judgment of the Restricted Stock Committee, is responsible for or contributes to the management, growth or profitability of the Company. As of July 31, 1995, there were 36 officers and key employees of the Company and its subsidiaries who were eligible for participation in the Restricted Stock Plan.

          Restricted Stock. Restricted stock consists of actual shares of Common Stock that cannot be sold, transferred or pledged until certain restrictions lapse. These restrictions will lapse within 30 days after the date on which independent certified public accountants have issued their opinion on the Company's financial statements if (i) the terms or performance requirements of the restricted stock award have been met and
     (ii) the participant is still employed by the Company.

          Performance Requirements. On a case-by-case basis, the Restricted Stock Committee will set certain performance goals with respect to a three-year period. These performance goals will be, and historically have been, goals that motivate participants to think and act as shareholders of the Company.

          Shares That May Be Issued under the Restricted Stock Plan. A maximum of 1,000,000 shares of the Company's Common Stock will be available to be issued under the Restricted Stock Plan. If any shares of restricted stock do not vest as a result of the performance requirements not being met or otherwise, such shares will then become available for additional grants under the Restricted Stock Plan. The 1,000,000 shares available represent approximately 1.32% of the Company's Common Stock issued and outstanding on July 31, 1995.

          Shares That May Be Issued to Any Individual. The maximum number of shares of Restricted Stock that may be granted under an award to any recipient during any one of the Company's fiscal years shall not exceed 10,000 shares.

          Adjustment in Event of Change in Common Stock. In the event of any recapitalization, reclassification, splitup or consolidation of the Company's Common Stock, merger or consolidation of the Company or sale by the Company of all or a portion of its assets, or other event that could distort the implementation of the Restricted Stock Plan or the realization of its objectives, the Restricted Stock Committee may make such appropriate adjustments in the restricted stock or the terms, conditions or restrictions on the restricted stock or awards as the Restricted Stock Committee deems equitable.

          Estimate of Benefits. The number of shares of restricted stock that will be awarded to the Company's Principal Executive Officer and the other four most highly compensated executive officers of the Company pursuant to the Restricted Stock Plan cannot be predicted. However, the Principal Executive Officer has not participated in the Company's Program of long term incentive compensation in recent years and is not expected to participate in the Restricted Stock Plan. Previous awards of restricted stock to the Company's other four most highly compensated executive officers are described in the Summary Compensation Table on page 8.

          Termination of and Amendments to the Restricted Stock Plan. The Board of Directors may terminate or amend the Restricted Stock Plan from time to time in any manner permitted by applicable laws and regulations, except that no amendment may be made to the Restricted Stock Plan without the approval of the shareholders if the amendment would: (i) materially increase the benefits accruing to participants under the Restricted Stock Plan; (ii) materially increase the shares of Common Stock that may be issued under the Restricted Stock Plan; or (iii) materially modify the requirements as to eligibility for participation in the Restricted Stock Plan.

Market Price of the Company's Common Stock

     The closing market price of the Company's Common Stock on the New York Stock Exchange Composite Listing for July 31, 1995, was $57.125 per share.

     The Board of Directors recommends a vote FOR Proposal 2.

                     PROPOSAL 3   AMENDMENT TO THE REVISED
                 WINN-DIXIE STOCK PURCHASE PLAN FOR EMPLOYEES

     The Company has in effect a Revised Winn-Dixie Stock Purchase Plan for Employees (the "Employee Stock Purchase Plan") under which the Company may grant options to eligible employees at a price per share, in the case of each option granted, determined by a committee of the Board of Directors (the"Committee") but not less than 85% of the fair market value of the Company's Common Stock on the date such option is granted. Although a total of 16,086,618 shares have been authorized to be issued to employees pursuant to the Employee Stock Purchase Plan only 265,564 shares remain available for sale as of July 31, 1995. Eligible employees include those employees who (i) have been employed by the Company or a subsidiary of the Company for at least one year prior to the date of the grant of such options, (ii) are of legal age to purchase stock in the state of their residences and (iii) are actively employed by the Company or a subsidiary of the Company at the date of the grant of such options (the "Eligible Employees").

     On June 21, 1995, the Board of Directors approved an amendment to the Employee Stock Purchase Plan, subject to approval by the shareholders, to increase the total number of shares available under the Employee Stock Purchase Plan to 17,086,618 from 16,086,618 (of which 15,821,054 have been previously issued under the Employee Stock Purchase Plan).

     The Company's shareholders are being asked to approve the authorization of an additional 1,000,000 shares of the Company's Common Stock for issuance under the Employee Stock Purchase Plan. Since under certain federal tax regulations any change in the aggregate number of shares that may be issued under the Employee Stock Purchase Plan will be considered to have created a new plan requiring shareholder approval within 12 months of such change, the shareholders are also being asked to reapprove and readopt the Employee Stock Purchase Plan as previously approved and adopted by them, as further amended by the amendment increasing the number of shares that may be issued under the Employee Stock Purchase Plan. In the event the Company's shareholders do not adopt the amendment increasing the number of shares that may be issued under the Employee Stock Purchase Plan, such amendment shall become null and void, and the Employee Stock Purchase Plan, as in effect prior to the amendment, shall continue in full force and effect.

Description of Employee Stock Purchase Plan

     The following summary of the Employee Stock Purchase Plan, as amended, is qualified in its entirety by reference to the text of the Employee Stock Purchase Plan, as amended, which is attached hereto as Exhibit B. The Committee determines on the first business day of each month whether or not to grant options for that month and, if options are to be granted, what the option price per share shall be. If any options are granted for any month, options are granted to all Eligible Employees. Subject to the share limitations of the Employee Stock Purchase Plan, each Eligible Employee is granted an option to purchase up to 3,000 shares of stock less the number of shares previously purchased by the employee during the calendar year in which such option is granted. In addition, there are other limitations required by law with respect to employees to whom options may be granted and as to the number of shares which may be covered by such options. The options, and the corresponding right to purchase the Company's Common Stock, expire at the close of business on the last business day of the month in which the options were granted. Because all Eligible Employees have the same ability to participate in the Employee Stock Purchase Plan and the decision to take advantage of that ability is dependent upon the individual investment decisions of the Eligible Employees, it is not possible to determine the benefits that the executive officers of the Company will receive under the Employee Stock Purchase Plan.

     Eligible Employees may exercise their rights under the Employee Stock Purchase Plan by executing a subscription agreement (the "Subscription Agreement") and (i) tendering the full cash purchase price or (ii) tendering at least $1.00 per share and executing and delivering a promissory note (the "Promissory Note") payable to the Company for the balance of the purchase price. Eligible Employees may purchase up to 50 shares by executing and delivering a non-interest bearing Promissory Note and, subject to approval by the Committee in its discretion from time to time at the time of granting options, up to 25 shares by executing and delivering an interest bearing Promissory Note, the terms of which are determined by the Committee.

     The Subscription Agreement provides that any shares purchased pursuant to the Employee Stock Purchase Plan must first be tendered to the Company before such shares can be sold. If such tender occurs within two years of the purchase of the shares, the Company may purchase the shares so tendered for the same price that the Eligible Employee paid for the shares. If such tender occurs more than two years after the purchase of the shares, the Company may purchase the shares so tendered for the market price of such shares. If the Company does not accept the tender of the shares, the shares may be sold free of any restrictions or limitations.

     The maximum number of shares that may be sold pursuant to the Employee Stock Purchase Plan, as well as the number of shares that may be purchased pursuant to the exercise of any option outstanding thereunder, are subject to anti-dilution provisions in the event of stock splits, certain stock dividends and similar events.

     Options granted pursuant to the Employee Stock Purchase Plan may not be sold, pledged, assigned or transferred by their holders. Upon the death of such holder, the option immediately ceases and terminates.

     The Board of Directors has the power, among other things, to add to, amend or repeal any of the provisions of the Employee Stock Purchase Plan, to suspend its operation for any period or to terminate it in whole or in part, but no such addition, amendment, repeal, suspension or termination may in any way affect the rights of the holders of outstanding options to purchase shares of Common Stock in accordance with the provisions of such options.

     Unless authorized or ratified by the shareholders of the Company, no amendment to the Employee Stock Purchase Plan may become effective that will
(i) change the method of determining the aggregate number of shares available thereunder, (ii) permit the granting of options to persons other than Eligible Employees, (iii) change the minimum option price or (iv) eliminate the transfer restrictions on the options.

Federal Income Tax Consequences

     For federal income tax purposes, an employee will not realize income at the date of grant or date of exercise. If no disposition of such shares is made within two years of the date of grant or within one year from the date of exercise, then upon subsequent disposition of the stock, ordinary income will be realized by the employee to the extent of the lesser of (i) the amount by which the fair market value at such disposition exceeds the price paid, or (ii) the amount by which the fair market value on the date of grant exceeds the option price. Any further gain will be capital gain. No income tax deduction will be allowed the Company for shares transferred to an employee, provided such shares are held for the periods described above. If the shares are disposed of within the periods described above, the employee will recognize ordinary income for the taxable year of the disposition equal to the excess of the fair market value of the shares on the date of exercise over the price paid, and the Company will, generally, be entitled to a deduction equal to the amount of ordinary income recognized by the employee.

General Information

     The net proceeds of sales of Common Stock sold pursuant to the Employee Stock Purchase Plan will be added to the general funds of the Company. The Company is unable to state at this time for what purposes such proceeds may be used other than as working capital.

     At July 31, 1995, the Company and its wholly owned subsidiaries had approximately 123,000 employees of whom approximately 67,182 (including 22 executive officers, 2 of whom are also Directors of the Company) were "Eligible Employees" under the Employee Stock Purchase Plan.

     Following is a tabulation showing, with respect to each grant of options pursuant to the Employee Stock Purchase Plan since the fiscal year ended June 24, 1992, (i) the number of shares of Common Stock purchased by all employees, (ii) the aggregate purchase price of the shares so purchased and
(iii) the aggregate market value of the shares so purchased at the date of each such grant:


                    Number      Aggregate     Aggregate
Month of            Of Shares   Purchase       Market
Employee Sale       Purchased    Price         Value

October 1994         602,546    $25,909,478  $30,240,277


     Of the shares referred to above, persons who are now executive officers (including officers who are now also Directors of the Company), purchased 7,470 shares in 1994 at an aggregate exercise price of $321,210.

     The closing price of the Company's Common Stock as reported on the New York Stock Exchange Composite Listing on July 31, 1995, was $57.125 per share. The market value of the 265,564 shares remaining available for sale under the Employee Stock Purchase Plan on that date was $15,170,343.

     The Board of Directors recommends a vote FOR Proposal 3.

                     PROPOSAL 4   RATIFICATION OF APPOINTMENT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

     Action is to be taken at the Annual Meeting of Shareholders with respect to the ratification of the appointment by the Board of Directors of the Company of KPMG Peat Marwick LLP as independent public accountants to audit the books of the Company for the fiscal year commencing June 29, 1995. KPMG Peat Marwick LLP has been regularly employed by the Company for many years to examine its books and accounts, and for other purposes, for which services their customary fees have been paid.

     Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting and will have an opportunity to make such statements as they may desire. Such representatives are expected to be available to respond to appropriate questions from shareholders.

     The Board of Directors recommends a vote FOR Proposal 4.

                SHAREHOLDER PROPOSALS FOR 1996 ANNUAL MEETING

     In order to be presented at the Company's 1996 Annual Meeting of Shareholders, a shareholder proposal must be received at the principal office of the Company, 5050 Edgewood Court, Jacksonville, Florida 32254-3699, by May 4, 1996.

                              MISCELLANEOUS

     The Company's audited financial statements and certain other financial information for its fiscal year ended June 28, 1995, are included as pages F-1 to F-19, inclusive, annexed to this Proxy Statement.

     As of the date of this Proxy Statement, Management does not know of any other matter that will come before the meeting. In the event that any other matter properly comes before the meeting, the persons named in the enclosed form of proxy intend to vote all proxies in accordance with their judgment on such matter.


                            By Order of the Board of Directors

                                         Judith W. Dixon
                                             Secretary

September 1, 1995

EACH SHAREHOLDER IS URGED TO EXECUTE AND RETURN THE ENCLOSED PROXY PROMPTLY. IN THE EVENT A SHAREHOLDER DECIDES TO ATTEND THE MEETING, HE OR SHE MAY, IF SO DESIRED, REVOKE THE PROXY AND VOTE HIS OR HER SHARES IN PERSON.

EXHIBIT A


                 WINN-DIXIE STORES, INC. RESTRICTED STOCK PLAN

     Winn-Dixie Stores, Inc. (the "Company") herein adopts the Winn-Dixie Stores, Inc. Restricted Stock Plan (the "Plan") as part of its Officer Compensation Program. The Plan shall be effective as of June 29, 1995, conditioned upon the Plan being approved by the Company's shareholders in accordance with Rule 16b-3(b) issued pursuant to the Securities and Exchange Act of 1934, as amended (the "Exchange Act").


I.   KEY FEATURES OF THE PLAN

     A.   Definition of Restricted Stock

          "Restricted Stock" consists of actual shares of Company common stock that cannot be sold, transferred or pledged until the Restriction Period lapses. The Restriction Period will lapse within 30 days after the date on which independent certified public accountants have issued their opinion on the Company's financial statements if the performance requirements for such shares are met. While the restrictions remain, the holder of the shares has the right to vote the shares and receive dividends.

     B.   Definition of Restriction Period

          "Restriction Period" means the period commencing on the date an award is granted and ending on such date or upon the achievement of such requirements as established for each such award by the Committee (the "Committee") appointed by the Board of Directors of the Company (the "Board") pursuant to Section II.

     C.   Definition of Key Employee

          "Key Employee" means an officer or other key employee of the Company or its subsidiaries who, in the judgment of the Committee, is responsible for or contributes to the management, growth or profitability of the business of the Company or its subsidiaries.

     D.   Shares Subject to the Plan

          -- The total number of shares that may be awarded under the Plan is 1,000,000 shares.

     E.   Award of Restricted Stock

          -- The Committee shall determine Key Employees who shall participate in the Plan, the shares of stock awarded to each Key Employee and the terms and conditions for shares to be awarded, including, but not limited to, the Restriction Period and the performance requirements.

          -- The amount of stock to be issued in a participant's name each year will depend upon: (i) a target award level set for such participant; and (ii) the price of the stock at the time of the grant.

          -- The maximum number of shares of Restricted Stock that may be granted under an award to any participant during any one of the Company's fiscal years shall not exceed 10,000 shares.

          -- The restrictions will lapse and the stock will belong to a participant free and clear of any restrictions when the Restriction Period expires, if and only if, the participant remains in the employ of the Company or its subsidiaries throughout the Restriction Period.

          -- Except as otherwise provided by the Committee when an award is made, if a participant leaves the employ of the Company or its subsidiaries prior to the expiration of the Restriction Period all shares of Restricted Stock shall be forfeited.

          -- Forfeited shares will be available for grant by the Committee to other participants.

          -- Restricted stock must be held for at least six months from the date of grant as required under Rule 16b-3(c)(1) issued pursuant to the Exchange Act.

     F.   Restrictions

          -- In accordance with Rule 16b-3(a)(2) of the Exchange Act, the right of any individual to any award payable under the Plan may not be assigned, transferred, pledged or encumbered, either voluntarily or by operation of law, except by the laws of descent and distribution upon death or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended, or Title I of the Employee Retirement Income Security Act, or the rules thereunder.

II.  ADMINISTRATION OF THE PLAN

     A. The Plan shall be administered by the Committee, as appointed by the Board and serving at the Board's pleasure. All members of the Committee shall be "disinterested" as such term is defined in Rule 16b-3(c)(2) issued pursuant to the Exchange Act.

     B. The Committee shall have the authority to establish the terms and conditions of all awards including, but not limited to, establishing the Restriction Period and performance requirements for each award.

     C. The Committee's decisions and determinations under the Plan need not be uniform and may be made selectively among individuals whether or not such individuals are similarly situated.

     D. The Committee shall have full power, discretion and authority to interpret, construe and administer the Plan and any part thereof, and its interpretations and constructions thereof and actions taken thereunder shall be final, conclusive and binding on all persons for all purposes.

III.  AMENDMENT OR TERMINATION

     A. The Board may, at any time, amend or terminate the Plan. The Plan may also be amended by the Committee provided that all such amendments shall be reported to the Board. No amendment or termination of the Plan shall retroactively impair the rights of any person with respect to an award.

     B. Any amendment to the Plan shall be effective subject to being approved by the Company's shareholders in accordance with Rule 16b-3(b) issued pursuant to the Exchange Act if the amendment would:
          (i) materially increase the benefits accruing to participants under the Plan; (ii) materially increase the numbers of securities that may be issued under the Plan; or (iii) materially modify the requirements as to eligibility for participation in the Plan.

EXHIBIT B


                            WINN-DIXIE STORES, INC.
                   REVISED STOCK PURCHASE PLAN FOR EMPLOYEES

           (Changes made by the proposed amendment have been marked. Additions are double underlined. Deletions are struck through.)

                                   ARTICLE I

                      Designation and Purpose of the Plan
     The Plan shall be known as the "Revised Winn-Dixie Stock Purchase Plan for Employees" (the "Plan"). The purpose of the Plan is to encourage employees of Winn-Dixie Stores, Inc. (the "Company") and of any "Subsidiary" (a corporation in which all of the outstanding shares of capital stock of every class shall, at the time or times in question, be owned by the Company or any other Subsidiary of the Company) to purchase and own the Common Stock of Winn-Dixie Stores, Inc., thereby promoting their increased interest in the Company's affairs, growth and development.

                                  ARTICLE II

                         Shares Available for Purchase

     Subject to the anti-dilution provisions contained herein, a maximum of 17,086,618 shares of the Company's Common Stock, having a par value of $1.00 per share, as constituted on October 31, 1990 (the "Stock"), whether presently authorized and unissued or held in the Company's treasury or hereafter reacquired by the Company, may be issued and sold upon the exercise of options granted subsequent to October 2, 1964 pursuant to the Plan ("Options"). Such 17,086,618 shares shall consist of the 17,086,618 shares of the Company's Common Stock heretoforeauthorized to be so issued and sold, including shares which were authorized to be issued and sold upon the exercise of options granted pursuant to theCompany's now terminated Stock Purchase Plan for Employees (adopted in 1958), as amended (the "1958 Plan"), which were not so issued and sold.

     In the event that the Stock shall be split up, divided or otherwise reclassified into a greater number of shares of Stock or of any other class of Common Stock of the Company, the term "Stock" shall thereafter mean the Common Stock of the Company into which the shares of Stock were so split up, divided or otherwise reclassified; and the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan, and the remaining number of shares of Stock which may thereafter be made subject to Options granted to any Eligible Employee pursuant to the Plan shall be correspondingly increased. In case any dividend payable in shares of Stock is paid to the holders of outstanding shares of Stock, the remaining number of shares of Stock which may thereafter be sold pursuant to the Plan, and the remaining number of shares of Stock which may thereafter be made subject to Options granted to any Eligible Employee pursuant to the Plan shall be increased by the percentage which the number of shares of Stock so paid as a dividend bears to the total number of shares of Stock outstanding immediately prior to the payment of such dividend; provided, however, that no such increase shall be made with respect to any dividend aggregating less than 20% of the total number of shares of Stock outstanding immediately prior to the payment thereof.

                                  ARTICLE III

                              Eligible Employees

     Options may be granted under the Plan only to employees of the Company or of a Subsidiary, (1) who have an employment date of not less than one year prior to the date of the offering, (2) who are of legal age to purchase stock in the state of their residence, and (3) who are actively employed at the date of the offering. "Actively employed" means on the payroll and not on leave of absence (including workers' compensation, medical, military or other leaves). Such employees are herein called"Eligible Employees".

                                  ARTICLE IV

                                 Option Price

     The exercise price per share of Stock covered by any Option granted pursuant to the Plan shall be determined by the Committee referred to in
Article V hereof, but shall be not less than 85% of the fair market value of the Stock at the time such Option is granted nor less than $1.00.

                                   ARTICLE V

                              Granting of Options

     A committee appointed by the Board of Directors of the Company, consisting of two or more members of the Board of Directors (the "Committee") shall, by decision of a majority thereof, determine in its sole and final discretion on the first business day of each month until such time as all shares of Stock available for purchase under the Plan have been sold, whether or not to grant Options for that month and, if Options are to be granted, what the option price per share shall be.

     If any Options are granted for any month, as aforesaid, Options shall be granted to all employees who are Eligible Employees on the first business day of such month, upon the following terms and conditions:

          1. The Committee shall have the authority to limit the maximum number of shares to be issued and sold upon the exercise of Options granted for any month to a number not to exceed the number of shares then authorized for sale pursuant to the Plan. Each Eligible Employee shall be granted an Option for the purchase of 3,000 shares of Stock less the number of shares previously purchased by such Eligible Employee pursuant to the Plan during the calendar year in which such Option is granted; provided, however, that no Eligible Employee shall be granted an Option if such Employee, immediately after the grant of such Option, would own, within the meaning of Section 423(b)(3) of the Internal Revenue Code of 1986, as amended (the "Code"), stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or of a "parent corporation" or "subsidiary corporation" of the Company, as defined in Section 425(e) and (f) of the Code; and provided further, that no employee shall be granted an Option which would permit such employee's rights to purchase shares of stock of any class of the Company or of a "parent corporation" or of a "subsidiary corporation" of the Company (as defined above) pursuant to all employee stock purchase plans of the Company and of any such "parent corporation" or "subsidiary corporation" to accrue at a rate which would exceed an aggregate of $25,000 of fair market value of such securities (determined at the time such Option is granted) in any calendar year.

          2. Each Option granted hereunder and each right to purchase Stock pursuant to its exercise shall cease and terminate at the close of business on the last business day of the month for which said Option shall have been granted.

                                  ARTICLE VI

                           Options Not Transferable

     No Option granted to an employee to purchase shares of Stock pursuant to the Plan may be sold, pledged, assigned or transferred in any manner during such employee's lifetime, and upon the death of such employee said Option shall immediately cease and terminate.

                                  ARTICLE VII

               Amendment, Suspension and Termination of the Plan

     The Board of Directors of the Company shall have the power at any time to add to, amend or repeal any of the provisions of the Plan, to suspend the operation of the entire Plan or of any provision or provisions thereof for any period or periods or to terminate the Plan in whole or in part, provided, however, that no such addition, amendment, repeal, suspension or termination shall in any way affect the rights of the holders of outstanding Options to purchase shares of stock in accordance with the provisions hereof; and provided, further, that any such addition, amendment or repeal which shall change any of the terms of Articles II, III, IV, VI or VII hereof or which shall change any of the terms of Article V hereof except the number of shares of Stock which may be purchased by any Eligible Employee during any one calendar year shall be subject to approval by the Stockholders of the Company within twelve months after its adoption or such addition, amendment or repeal shall become null and void and any provision so attempted to be changed shall continue in full force and effect.

                                 ARTICLE VIII

                Provisions with Respect to Granting of Options

     Options shall be granted pursuant to the Plan only in accordance with the provisions set forth in Article V and this Article VIII of the Plan.

     For the purpose of determining whether an employee has been employed by the Company and/or one or more Subsidiaries for less than one year, there shall be included in the term of such employee's employment any period of employment by any person, firm, organization or corporation all of whose outstanding shares of capital stock of every class and/or all or substantially all of whose operating assets and/or business shall have been acquired by the Company and/or one or more of its Subsidiaries prior to the time as of which such determination is made, and transfer from the employment of the Company to that of a Subsidiary or vice versa, or from the employment of one Subsidiary to that of another Subsidiary, shall not constitute a termination or interruption of the continuity of employment.

     If the Committee shall determine to grant Options for any month as provided in the Plan, such determination, and the exercise price per share of Stock covered thereby, shall be communicated to all Eligible Employees within a reasonable time thereafter by posting written notice thereof in a conspicuous place in all offices, stores, warehouses, plants, garages and other facilities where any Eligible Employees are employed or by giving written notice in such other manner as the Committee in its sole discretion shall deem advisable.

     No option shall be granted pursuant to the Plan unless a Registration Statement under the Securities Act of 1933, as amended, with respect to the shares of Stock covered thereby shall have been filed with the Securities and Exchange Commission or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable, and no Option granted pursuant to the Plan shall be exercisable, and no shares of Stock shall be sold or issued upon the exercise of any Option, unless such a Registration Statement shall be in effect and a prospectus with respect to such shares, which at the time of such exercise, sale or issue, as the case may be, meets the requirements of Section 10(a) of said Act, shall then be available for delivery to Eligible Employees or unless an exemption from registration in accordance with regulations duly promulgated by said Commission under said Act shall then be applicable.

                                  ARTICLE IX

                              Exercise of Options

     Subject to the provisions of the last paragraph of Article VIII hereof and to the conditions set forth in Article X hereof, Eligible Employees shall have the right to purchase shares of Stock upon exercise of Options in accordance with any of the following three methods:

          1. Any Eligible Employee who holds an Option may exercise said Option during the month for which it was granted in whole at any one time, or in part from time to time (provided that each exercise shall be for ten or more shares of stock), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in full in cash for such shares at the exercise price per share therefor.

          2. Any Eligible Employee who holds an Option granted after July 11, 1969, may exercise said Option at any time during the month for which it was granted, to the extent of a maximum of 50 shares (but subject to the proviso that each such exercise shall be in increments of 5 shares but not less than 10 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's non-interest bearing promissory note for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 50 shares pursuant to Options granted after July 11, 1969 whether at one time or from time to time, through payment by such non-interest bearing promissory notes.

          3. Subject to approval by the Committee in its discretion from time to time at the time of granting such Options, any Eligible Employee who holds an Option granted after October 31, 1978 and who has theretofore purchased the maximum of 50 shares through the delivery of a non-interest bearing promissory note as provided in paragraph 2 above may exercise said Option at any time during the month for which it was granted, to the extent of a maximum of 25 shares (but subject to the proviso that each such exercise shall be for 10, 15, 20 or 25 shares), by delivering a duly executed subscription agreement to the Company or its duly authorized agent or representative, such subscription agreement to be accompanied by payment in cash in the amount of at least $1.00 per share for each share purchased and by the Eligible Employee's promissory note, bearing interest at the rate determined by the Committee at the time of granting such Option, for the balance of the price of the shares to which such note relates at the exercise price per share therefor. No Eligible Employee may purchase more than an aggregate of 25 shares pursuant to Options granted after October 31, 1978 whether at one time or from time to time, through payment by such interest bearing promissory notes.

     Payment for any shares purchased otherwise than through delivery of promissory notes as provided in paragraphs 2 and 3 above shall be made in cash as provided in paragraph 1 above.

     Such subscription agreement shall provide, with respect to any shares of Stock purchased pursuant to the Plan subsequent to January 1, 1988, that any such shares may be sold by the Eligible Employee who purchased such shares or any successor in interest in the event of such Eligible Employee's death, only by means of their tender to the Company. If such tender shall occur during the period of two years following the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the same price paid to the Company by the Eligible Employee therefor. If such tender shall occur more than two years after the purchase of the shares of Stock so purchased, the Company, if it shall accept such tender, shall pay for such shares the market price of such shares on the date of the receipt by the Company of their tender to the Company. In such subscription agreement such Eligible Employee shall agree with the Company that certificates for shares of Stock so purchased by such Employee may bear the following legend:

     "The shares of the Common Stock of Winn-Dixie Stores, Inc. represented by this certificate are subject to the provisions of
     Article IX of the Revised Stock Purchase Plan for Employees, as amended, of Winn-Dixie Stores, Inc. Such shares may be sold by the holder thereof only by means of their tender to Winn-Dixie Stores, Inc. for the applicable consideration set forth in such Article IX, unless the Company shall not accept the tender of such shares, in which case the shares may be sold by the holder thereof, free of any restrictions or limitations."

     In any case in which payment is made in part by promissory note the certificate representing the shares of Stock purchased shall be issued in the name of the Eligible Employee so purchasing the same and shall be endorsed by the Eligible Employee in blank (or accompanied by a duly executed stock power) and delivered to and pledged with the Company as security for the note, and a pledge agreement shall be entered into by such Eligible Employee and the Company. The pledge agreement shall provide that (i) no certificate for pledged shares of Stock shall be redelivered to the pledgor until the promissory note (together with all interest thereon, if any) has been paid in full and (ii) provided that there has been no default under the terms and provisions of the promissory note, the Company will not cause the certificate for the pledged shares of Stock to be transferred out of the name of the pledgor and the pledgor shall have the right to vote such shares of Stock at all meetings of the stockholders of the Company and shall receive all cash dividends paid on such shares. The pledge agreement shall contain such other provisions as the Company may deem advisable.

     The principal of the promissory note shall be payable in equal installments payable weekly or monthly depending upon whether the pledgor is paid on a weekly or monthly basis, of such amount as may be determined by the payroll department of the division or office in which the pledgor is employed (but which equal installments shall, in each case, be payable over a period of no less than three years), and the pledgor shall give a written authorization to such payroll department, on such form or forms as may be furnished by the Company, authorizing the deduction each week or month, as the case may be, during the term of the note of the amount of such weekly or monthly installment. Interest, if any, on the unpaid portion of such promissory note shall accrue from the date thereof at the rate per annum determined by the Committee at the time of granting the Option to which such promissory note relates. The amount of accrued interest payable, if any, on each payment date shall be added to the amount payable on account of principal, and shall be included in the payroll deduction referred to in the preceding sentence. If the pledgor shall cease to be employed by the Company and/or its Subsidiaries, the pledgor shall continue to make the same payments as were made while the pledgor was so employed until the promissory note shall be paid in full.

     In the event of a default in the prompt payment of accrued interest on or any installment due on the principal of, any promissory note, unless such interest or installment shall have been paid prior to the expiration of 10 days after notice of such default to the pledgor, the principal balance, if not already due and payable, shall become due and payable and the Company shall thereafter be entitled:

     (a) To collect and receive all dividends on the pledged shares; and

     (b) To sell or cause to be sold at such price or prices as the Company may deem best all or any of the pledged shares, without demand of performance or notice of intention to sell.

     The proceeds of any such sale and any monies collected, received or otherwise realized by the Company from the pledged shares, shall be applied as follows:

     (a) To the expenses of such sale or realization and all other expenses of the Company under the pledge agreement;

     (b) To the payment of accrued interest, if any, then due and payable on the note;

     (c) To the payment of the principal of the note; and

     (d) Any balance thereafter remaining shall be paid to the pledgor or to whomsoever may be lawfully entitled to receive the same.

     In the event that the balance due from the pledgor at the time of any default exceeds the net proceeds from such sale, the pledgor shall be and remain liable for such excess.

     No installment of the principal upon any promissory note may be prepaid by the pledgor at any time, either in whole or in part. Upon payment in full of the final installment of the principal of the promissory note when due, and not before, the pledged shares of Stock shall be redelivered to the pledgor and become the pledgor's sole property free of any pledge or lien created hereby.

     The date on which a duly executed subscription agreement shall be received by the Company or its duly authorized agent or representative, in accordance with any of the above methods, shall be deemed to be the "Date of Subscription" with respect to the shares subscribed for, for all purposes of the Plan.

                                   ARTICLE X

                     Conditions on the Exercise of Options

     The exercise of Options shall be subject to the following conditions:

          1. Each employee exercising an Option must on each Date of Subscription be an Eligible Employee.

          2. In case there shall not be a sufficient number of shares of Stock available, either because of the limitations imposed by Article II hereof, or because the Committee shall have limited the maximum number of shares to be issued and sold in accordance with the provisions of subparagraph 1 of the second paragraph of Article V hereof, to issue all of the shares otherwise issuable upon the exercise of Options, subscriptions pursuant to the exercise of Options shall be filled in the following order of priority:

          (a) before any other subscriptions are filled in whole or in part, all subscriptions pursuant to the exercise of Options pursuant to Paragraph 2 of Article IX hereof shall be filled in their entirety; or if insufficient shares are available to fill all such subscriptions in their entirety, the available shares shall be prorated among Eligible Employees exercising Options pursuant to Paragraph 2 of Article IX by applying to the number of shares to which each such exercise relates the ratio of the aggregate number of shares available to the aggregate number of all such Options exercised.

          (b) after all subscriptions referred to in (a) above shall have been filled, the Committee shall, in its discretion, fix and determine a number of shares of Stock (but not in excess of 100 shares) for which subscriptions shall be filled (i) in whole in the case of each Eligible Employee exercising an Option to purchase up to the number of shares so fixed and determined, and (ii) to the extent of the number of shares so fixed and determined in the case of each Eligible Employee exercising an Option to purchase a number of shares greater than that so fixed and determined.

          (c) after all subscriptions referred to in (a) and (b) above shall have been filled, the remainder of each subscription for a number of shares greater than that fixed and determined by the Committee pursuant to (b) above shall be filled by applying to such greater number of shares the ratio of all shares which remain available after all subscriptions referred to in (a) and (b) above shall have been filled to the aggregate number of shares for which subscriptions remain to be filled upon the exercise of Options pursuant to this clause (c).

                                  ARTICLE XI

                           Issuance of Certificates

     Certificates for shares of Stock purchased by an Eligible Employee upon exercise of an Option shall be issued and delivered to such Employee as soon as practicable after the end of the month of such exercise. In the case of those shares payment for which was made in part by promissory note, said shares shall be immediately redelivered to the Company and pledged as security for the promissory note as provided in Article IX hereof.

     Certificates for shares of Stock purchased by an Eligible Employee upon exercise of an Option subsequent to January 1, 1988 shall bear the legend set forth in Article IX hereof.

                                  ARTICLE XII

                              Rights of Employees

     An Eligible Employee shall not have any rights as a stockholder of the Company by virtue of any Option until the date of issue of the certificate or certificates for the shares of Stock purchased by such Eligible Employee pursuant to its exercise.

                                 ARTICLE XIII

                          Interpretation of the Plan

     Determinations of the Committee as to any question which may arise with respect to the interpretation or administration of any provisions of the Plan shall, unless otherwise determined by the Board of Directors of the Company, be final. The Company may prescribe administrative rules under the Plan.

                            WINN-DIXIE STORES, INC.
                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS,

Selected Financial Data                                                      F-1

Management's Discussion and Analysis of Financial Condition
   and Results of Operations                                                 F-2

Consolidated Financial Statements and Supplemental Data:

   Independent Auditors' Report                                              F-4

   Report of Management                                                      F-4

   Consolidated Statements of Earnings, Years ended
      June 28, 1995, June 29, 1994 and June 30, 1993                         F-5

   Consolidated Balance Sheets, June 28, 1995 and June 29, 1994              F-6

   Consolidated Statements of Cash Flows, Years ended
      June 28, 1995, June 29, 1994 and June 30, 1993                         F-7

   Consolidated Statements of Shareholders' Equity, Years
      ended June 28, 1995, June 29, 1994 and June 30, 1993                   F-8

   Notes to Consolidated Financial Statements                                F-9

                                             SELECTED FINANCIAL DATA
                                                                 1995       1994     1993<F1>    1992       1991
                                                            Dollars in millions except per share data
Sales
   Net sales                                             $     11,788     11,082     10,832     10,337     10,074
   Percent increase                                               6.4        2.3        4.8        2.6        3.4
   Average annual sales per store                        $         10        9.6        9.4        8.7        8.3
Earnings Summary
   Gross profit                                          $      2,723      2,534      2,446      2,360      2,261
      Percent of sales                                           23.1       22.9       22.6       22.8       22.4
   LIFO charge (credit)                                  $          7         -2          1        -11          9
   Operating and administrative expenses                 $      2,462      2,270      2,197      2,137      2,100
      Percent of sales                                           20.9       20.5       20.3       20.7       20.8
   Net earnings                                          $        232        216        236        196        171
      Per share                                          $       3.11        2.9       3.11       2.55        2.2
   Percent of net earnings to sales                                 2          2        2.2        1.9        1.7
   Percent of net earnings to average equity                     20.2       21.2       24.4       21.6       20.4
EBITDA                                                   $      569.3      520.2      522.9      469.9        386
Dividends
   Dividends paid                                        $      116.5      107.4      100.5         92       84.1
   Percent of net earnings                                       50.2       49.7       42.5       46.9       49.2
   Per share (present rate $1.68)                        $       1.56       1.44       1.32        1.2       1.08
Common Stock  (WIN)
   Total shares outstanding (000,000)                            75.6       74.2         75       76.9       77.1
        NYSE-Stock price range
        Common - High                                    $      57.88      67.75      79.75      44.63      41.25
                   Low                                   $      42.63       43.5      41.63      34.63         29
Financial Data
   Cash flow information:
      Net cash provided by operating activities          $      416.4      436.3        213      338.3      190.8
      Net cash used in investing activities              $      381.5      214.7       81.4      216.9       55.1
      Net cash used in financing activities              $       35.9      212.4      128.7      109.2      135.8
   Capital expenditures, net                             $      371.6      277.7      194.8      164.5      154.7
   Depreciation and amortization                         $      200.9      157.4      141.1      126.9      113.4
   Working capital                                       $      425.5        488      544.7      550.8      435.8
   Current ratio                                                  1.4        1.6        1.6        1.7        1.6
   Total assets                                          $      2,483      2,147      2,063      1,977      1,817
   Obligations under capital leases                      $         78         85         87         90         97
   Shareholders' equity                                  $      1,241      1,057        985        952        860
   Book value per share                                  $      16.43      14.26      13.14      12.39      11.15
Stores
   In operation at year-end                                     1,175      1,159<F2>  1,151      1,189      1,207
   Opened and acquired during year                                108         60         40         35         46
   Closed or sold during year                                      92         66         78         53         56
   Enlarged or remodeled during year                               86         87         73         65         54
   New/enlarged/remodeled  in last five years                     654        535        475        464        481
      Percent to total stores in operation                       55.7       46.2       41.3         39       39.9
   Year-end retail square footage (000,000)                      43.8       40.7         39       38.6       37.9
   Average store size at year-end (000)                          37.3       35.1       33.9       32.4       31.4
Other Year-end Data
   Associates (000)                                               123        112        105        102        106
   Shareholder accounts (000)                                    44.8       39.5       41.4       42.8       39.4
   Shareholders per store                                          38         34         36         36         33
Taxes
   Federal, state and local                              $        261        261        255        233        207
   Per share                                             $       3.49        3.5       3.35       3.04       2.65

<F1> 53 Weeks
<F2> Includes 14 stores from Bahamas consolidation
                                                               F-1

                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

Results of Operations.

Sales for 1995 were $11.8 billion, compared to $11.1 billion for 1994, up 6.4%. Average weekly store sales increased 6.8% for the year, while identical store sales increased 3.0%. Sales for the fourth quarter of 1995 were $2.9 billion, compared to $2.6 billion for the fourth quarter of 1994, up 11.5%. For the quarter, average store sales increased 9.5%, while identical store sales increased 3.8%. Sales for the fourth quarter were positively affected by approximately 1.0% due to Easter falling in the fourth quarter versus the third quarter last year. Excluding the acquisition of Thriftway, sales for the year would have been $11.7 billion, an increase of 5.3%, and for the fourth quarter, $2.8 billion, an increase of 7.0%.

In fiscal year 1995, the Company opened and acquired 108 stores averaging 47,100 square feet, enlarged or remodeled 86 stores and closed 92 stores, averaging 27,300 square feet.

As a percent of sales, gross profit margins were 23.1%, 22.9% and 22.6% in fiscal 1995, 1994 and 1993, respectively. The increase in gross profit margins is a result of an improved inventory mix in our larger stores. Approximately 91% of the Company's inventories are valued under the LIFO (last-in, first-out) method. The LIFO calculations resulted in a $7.3 million pre-tax decrease in gross profit in 1995, a pre-tax increase in gross profit of $2.0 million in 1994 and a pre-tax decrease in gross profit of $0.5 million in 1993.

Operating and administrative expenses, as a percent of sales, were 20.9%, 20.5% and 20.3% in fiscal 1995, 1994 and 1993, respectively. Our major increases in operating and administrative expenses are due to a higher payroll percentage in our larger stores, insurance premiums, occupancy cost and depreciation expense.

Cash discounts and other income amounted to $106.9 million, $98.1 million and $132.4 million in 1995, 1994 and 1993, respectively. The increase in 1995 is due to an increase in cash discounts resulting from an increase in purchases of merchandise for resale. The decrease in 1994 is attributable to a reduction in financial income, including the elimination of dividends from our Bahamas subsidiary. Gains (losses) on the sales of securities and other assets amounted to $0.0 million in 1995, $(3.2) million in 1994 and $4.5 million in 1993. Investment income amounted to $0.5 million, $4.0 million and $8.4 million in fiscal 1995, 1994 and 1993, respectively.

Interest expense totaled $14.3 million, $14.3 million and $18.1 million in fiscal 1995, 1994 and 1993, respectively. Interest expense primarily reflects a computation of interest on capital lease obligations. The 1995 increase in other interest expense is due to an increase in short-term borrowings. The 1994 decrease in other interest expense was due to a decrease in short term borrowings.

Earnings before income taxes were $354.0 million, $348.5 million and $363.7 million in fiscal 1995, 1994 and 1993, respectively. The 1995 increase in pre-tax earnings is primarily a result of an increase in gross profit margin from a better inventory mix and an increase in cash discounts and other income. The decrease in pretax earnings in 1994 was primarily the result of a decrease in other income. The effective income tax rates were 34.4%, 38.0% and 35.0% for fiscal 1995, 1994 and 1993, respectively.

Net earnings amounted to $232.2 million, or $3.11 per share for 1995, $216.1 million, or $2.90 per share for 1994 and $236.4 million, or $3.11 per share for 1993. The LIFO calculations decreased net earnings by $4.6 million, or $0.06 per share in 1995, increased earnings by $1.1 million, or $0.01 per share for 1994 and decreased net earnings by $0.3 million, or $0.00 per share for 1993.

Liquidity and Capital Resources.

The Company's financial condition remains very sound and very strong. Cash and cash equivalents amounted to $30.4 million at year-end. Cash provided by operating activities amounted to $416.4 million in 1995, $436.3 million in 1994 and $213.0 million in 1993.

Net capital expenditures totaled $371.6 million, compared to $277.7 million for the previous year. These expenditures were for new store locations, store enlargements and remodelings, and the expansion of a warehouse facility. Total capital investment in Company retail and support facilities, including operating leases, is estimated to be $650 million in 1995 and projected to be $700 million in 1996. The Company has no material construction or purchase commitments outstanding as of June 28, 1995.

Working capital amounted to $425.5 million, $488.0 million and $544.7 million for 1995, 1994 and 1993, respectively. Inventories on a FIFO (first-in, first-out) basis increased $108.0 million, primarily due to the increase in the number of stores and our store enlargement program.

The Company has an authorized $200 million commercial paper program. In support of these programs, or as an independent source of funds, the Company also has $265 million of short- term lines of credit. These lines of credit are available at any time during the year and are renewable on an annual basis. There was $5.0 million borrowed against the bank lines of credit at the end of 1995 as compared to $9.5 million at the end of 1994. There was $125.0 million in commercial paper outstanding at the end of 1995. There was no commercial paper outstanding at the end of 1994.

Excluding capital lease obligations, the Company had no outstanding long-term debt as of June 28, 1995 or June 29, 1994.

The Company's cash flow from operations and available credit facilities are considered adequate to fund both the short-term and long-term capital needs of the Company.

The Company has been notified as one of the many Potentially Responsible Parties by the Environmental Protection Agency with respect to the clean up of hazardous wastes at seven Superfund sites and one additional site. The Company is in the process of determining the potential liability and the most cost-effective way to clean up such sites. The Company believes its ultimate liability as to these environmental matters will not necessitate significant capital outlays, will not materially affect the annual earnings of the Company, nor cause material changes in the Company's business.

Impact of Inflation.

Winn-Dixie's primary costs, inventory and labor, increase with inflation. Recovery of these costs has to come from improved operating efficiencies and, to the extent permitted by our competition, through improved gross profit margins.

                          INDEPENDENT AUDITORS' REPORT

The Shareholders and the Board of Directors
Winn-Dixie Stores, Inc.:

We have audited the accompanying consolidated balance sheets of Winn-Dixie Stores, Inc. and subsidiaries as of June 28, 1995 and June 29, 1994, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the years in the three-year period ended June 28, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Winn-Dixie Stores, Inc. and subsidiaries at June 28, 1995 and June 29, 1994, and the results of their operations and their cash flows for each of the years in the three-year period ended June 28, 1995, in conformity with generally accepted accounting principles.



                                        KPMG  Peat Marwick LLP
                                        Certified Public Accountants

Jacksonville, Florida
July 31, 1995

                              REPORT OF MANAGEMENT

The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements and related information appearing in the Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and include amounts that are based on management's best estimates and judgments.

Management is also responsible for maintaining a system of internal controls that provides reasonable assurance that the accounting records properly reflect the transactions of the Company, that assets are safeguarded and that the consolidated financial statements present fairly the financial position and operating results. As part of the Company's controls, the internal audit staff conducts examinations in each of the retail and manufacturing divisions of the Company.

The Audit Committee of the Board of Directors, composed entirely of outside directors, meets periodically to review the results of audit reports and other accounting and financial reporting matters with the independent certified public accountants and the internal auditors.


  A. Dano Davis                         Richard P. McCook
  Chairman of the Board                 Financial Vice President
  and Principal Executive Officer       and Principal Financial Officer

                      CONSOLIDATED STATEMENTS OF EARNINGS
           Years ended June 28, 1995, June 29, 1994 and June 30, 1993

                                                   1995        1994       1993*
                                     Amounts in thousands except per share data

Net sales                                  $ 11,787,843  11,082,169  10,831,535
Cost of sales, including warehousing
        and delivery expense                  9,064,536   8,547,681   8,385,412
     Gross profit on sales                    2,723,307   2,534,488   2,446,123
Operating and administrative expenses         2,461,883   2,269,803   2,196,721
     Operating income                           261,424     264,685     249,402
Cash discounts and other income, net            106,901      98,085     132,398
                                                368,325     362,770     381,800
Interest:
    Interest on capital lease obligations        10,086      11,285      11,571
    Other interest                                4,244       2,986       6,560
     Total interest                              14,330      14,271      18,131
Earnings before income taxes                    353,995     348,499     363,669
Income taxes                                    121,808     132,382     127,284
Net earnings                               $    232,187     216,117     236,385

Earnings per share                         $       3.11        2.90        3.11

* 53 Weeks
See accompanying notes to consolidated financial statements.

                          CONSOLIDATED BALANCE SHEETS
                        June 28, 1995 and June 29, 1994

                                                             1995         1994
                                                           Amounts in thousands
Assets
Current Assets:
   Cash and cash equivalents                          $    30,414        31,451
   Trade and other receivables, less allowance for
     doubtful items of $1,105,000 ($834,000 in 1994)      151,912       171,854
   Associate stock loans                                   10,615         1,776
   Merchandise inventories at lower of cost or market
     reserve of $212,485,000 ($205,172,000 in 1994)     1,159,584     1,058,883
   Prepaid expenses                                       103,135        97,220
      Total current assets                              1,455,660     1,361,184
Investments and other assets:
   Cash surrender value of life insurance, net             41,411        25,094
   Other assets                                            58,873        12,493
      Total investments and other assets                  100,284        37,587
Deferred income taxes                                      29,025        41,024
Net property, plant and equipment                         897,823       706,779
                                                      $ 2,482,792     2,146,574
Liabilities and Shareholders' Equity
Current Liabilities:
   Accounts payable                                   $   555,551       516,806
   Short-term borrowings                                  130,000         9,500
   Reserve for insurance claims and self-insurance         59,373        60,510
   Accrued wages and salaries                              77,396        68,238
   Accrued rent                                            54,888        58,313
   Accrued expenses                                       130,285       126,550
   Current obligations under capital leases                 3,298         3,462
   Income taxes                                            19,331        29,787
      Total current liabilities                         1,030,122       873,166
Obligations under capital leases                           77,653        85,374
Defined benefit plan                                       28,328        22,852
Reserve for insurance claims and self insurance           103,384       105,417
Other liabilities                                           2,098         2,304
Shareholders' equity:
   Common stock of $1 par value  Authorized
      200,000,000 shares; issued 75,560,987 shares in
      1995 and 74,176,356 shares in 1994                   75,561        74,176
   Retained earnings                                    1,165,646       983,285
      Total shareholders' equity                        1,241,207     1,057,461
Commitments and contingent liabilities (Note 10)
                                                      $ 2,482,792     2,146,574

See accompanying notes to consolidated financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
           Years ended June 28, 1995, June 29, 1994 and June 30, 1993

                                                                1995     1994     1993<F1>
                                                                   Amounts in thousands
Cash flows from operating activities:
  Net earnings                                           $  232,187   216,117    236,385
  Adjustments to reconcile net earnings to net cash
    provided by operating activities:
     Depreciation and amortization                          200,931   157,392    141,136
     Deferred income taxes                                   10,360     4,414     10,406
     Defined benefit plan                                     5,476     3,398      3,239
     Reserve for insurance claims and self-insurance         (3,170)      624     (2,303)
     Change in cash from:
       Receivables                                           14,101    (9,264)   (45,567)
       Merchandise inventories                              (69,900)  (17,432)   (80,673)
       Prepaid expenses                                      (1,392)    1,754    (19,394)
       Accounts payable                                      23,474    23,616     61,942
       Income taxes                                         (10,456)   11,825    (27,956)
       Other current accrued expenses                        14,772    43,830    (64,258)
         Net cash provided by operating activities          416,383   436,274    212,957

Cash flows from investing activities:
  Purchases of property, plant and equipment, net          (371,563) (277,657)  (194,786)
  Decrease (increase) in investments and other assets        (9,928)   62,938    113,397
         Net cash used in investing activities             (381,491) (214,719)   (81,389)

Cash flows from financing activities:
  Increase (decrease) in short-term borrowings              120,500   (70,500)    80,000
  Payment on notes payable                                  (17,008)                           -
  Payments on capital lease obligations                      (3,111)   (3,122)    (2,648)
  Purchase of common stock                                  (34,896)  (39,993)  (123,316)
  Proceeds of sales under associates' stock purchase         15,297     2,871      6,691
  Dividends paid                                           (116,506) (107,384)  (100,518)
  Other                                                        (205)    5,722     11,059
         Net cash used in financing activities              (35,929) (212,406)  (128,732)

Increase (decrease)  in  cash  and cash  equivalents         (1,037)    9,149      2,836
Cash and cash  equivalents at the beginning of the year      31,451    22,302     19,466
Cash and cash equivalents at end of year                 $   30,414    31,451     22,302

Supplemental cash flow information:
  Interest paid                                          $   16,213    15,366     14,546
  Interest and dividends received                        $    1,510     4,059     15,258
  Income taxes paid                                      $  121,904   115,788    138,576

See accompanying notes to consolidated financial statements.

<F1> 53 Weeks
                                                                    F-7

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
           Years ended June 28, 1995, June 29, 1994 and June 30, 1993

                                                                           1995        1994      1993<F1>
                                                                               Amounts in thousands
Common stock:
  Beginning of year                                                $       74,176      74,956    76,851
  Add par value of shares issued for associate stock purchase
     plan, acquisition and management incentive plan                        2,044          19        97
  Deduct par value of common stock acquired                                   659         799     1,992

  End of year                                                              75,561      74,176    74,956

Retained earnings:
  Beginning of year                                                       983,285     910,009   875,328
  Net earnings                                                            232,187     216,117   236,385
  Deduct excess of cost over par value of common
     stock acquired                                                        34,237      39,194   121,324
  Deduct cash dividends on common stock of $1.56, $1.44 and
     $1.32 per share in 1995, 1994 and 1993, respectively                 116,506     107,384   100,518
  Consolidation of Bahamas subsidiary                                        -           -       17,509
  Add excess of cost over par value of shares issued for associate stock purchase plan, acquisition and management
     incentive plan                                                       100,962       3,792     2,697
  Deduct other                                                                 45          55        68
  End of year                                                           1,165,646     983,285   910,009

Total shareholders' equity                                         $    1,241,207   1,057,461   984,965


See accompanying notes to consolidated financial statements.

<F1> 53 Weeks
                                                     F-8

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies.

   (a) Fiscal Year: The fiscal year ends on the last Wednesday in June. The fiscal year ended 1995 comprised 52 weeks, fiscal year 1994 comprised 52 weeks and fiscal year 1993 comprised 53 weeks.

   (b) Basis of Consolidation: The consolidated financial statements include the accounts of Winn- Dixie Stores, Inc. and its subsidiaries which operate as a major food retailer in fourteen states and the Bahama Islands.
   Effective June 30, 1993, the Company consolidated its Bahamas statements of earnings in accordance with generally accepted accounting principles. This investment had previously been accounted for using the cost method. The retroactive consolidation of the Bahamas operating results did not have a significant impact on the statements of earnings for all years presented. Accordingly, the 1993 and prior statements of earnings have not been restated and the previously unrecorded earnings have been recorded directly to retained earnings.

   (c) Acquisition: On March 26, 1995, the Company acquired Thriftway, Inc., a twenty-five store supermarket chain operating in Ohio and Kentucky in a stock-for-stock transaction which is not reflected in the statement of cash flows. This acquisition has been accounted for using the purchase method.

   (d) Cash and Cash Equivalents: Cash equivalents consist of highly liquid investments with a maturity of three months or less when purchased. Cash and cash equivalents are stated at cost plus accrued interest, which approximates market.

   (e) Inventories: Inventories are stated at the lower of cost or market. The "dollar value" last-in, first-out (LIFO) method is used to determine the cost of approximately 91% of inventories consisting primarily of merchandise in stores and distribution warehouses. Manufacturing and produce inventories are valued at the lower of first-in, first-out (FIFO) cost or market. Elements of cost included in manufacturing inventories consist of material, direct labor and plant overhead.

   (f) Fair Value of Financial Instruments: The carrying amount of the following financial instruments approximates fair value because of their short-term maturity: cash and cash equivalents; trade and other receivables; short-term borrowings; accounts payable and other accruals. See Note 6 (b) for information on interest rate swap agreements.

   (g) Income Taxes: Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled.

   (h) Self-insurance: Self-insurance reserves are established for automobile and general liability, workers' compensation and property loss costs based on claims filed and claims incurred but not reported, with a maximum per occurrence of $2,000,000 for automobile and general liability, $1,000,000 for workers' compensation, $500,000 for property loss, other than windstorm and flood, and $5,000,000 for damage due to windstorm and flood. The Company is insured for insurance costs in excess of these limits.

   (i) Depreciation and Amortization: Depreciation of plant and equipment, which is stated at historical cost, is provided over the estimated useful lives by the straight-line method or by methods that produce results similar to the straight-line method. Amortization of improvements to leased premises is provided principally by the straight-line method over the periods of the leases or the estimated useful lives of the improvements, whichever is less.

   (j) Store Opening and Closing Costs: The costs of opening new stores and closing of old stores are charged to earnings in the year incurred.

   (k) Earnings Per Share: The number of shares used in the calculation for 1995, 1994 and 1993 amounted to 74,717,003, 74,644,036 and 76,119,152, respectively, which is the weighted average number of shares of common stock outstanding during each year.

2. Accounts Receivable.

   Accounts receivable at year-end were as follows:


                                                 1995        1994
                                             Amounts in thousands
       Trade and other receivables           $  67,183      52,797
       Construction advances                    85,834     119,891
                                               153,017     172,688
       Less: Allowance for doubtful items        1,105         834
                                             $ 151,912     171,854


3. Inventories.

   At June 28, 1995, inventories valued by the LIFO method would have been $212,485,000 higher ($205,172,000 higher at June 29, 1994) if they were stated at the lower of FIFO cost or market. If the FIFO method inventory valuation had been used for the year ended June 28, 1995, reported net earnings would have been $4,625,000 or $0.06 per share higher ($1,088,000 or $0.01 per share lower in 1994 and $326,000 or $0.00 per share higher in
   1993).

4. Property, Plant and Equipment.

   Property, plant and equipment consists of the following:

                                                      1995        1994

                                                   Amounts in thousands

   Land                                        $      2,441         2,724
   Buildings                                         25,368        23,949
   Furniture, fixtures, machinery                   1,735,9       1,537,9
   and equipment                                         49            28
   Transportation equipment                         122,322       104,914
   Improvements to leased premises                  333,460       267,333
   Construction in progress                          44,349        45,329
                                                  2,263,889     1,982,177
   Less: Accumulated depreciation
         and amortization                         1,425,601     1,342,474
                                                    838,288       639,703
   Leased property under capital leases, less
     accumulated amortization of $40,779,000
     ($41,429,000 in 1994)                           59,535        67,076
   Net property, plant and equipment           $    897,823       706,779


   The Company had non-cash additions to leased property of $0.0 million, $10.3 million and $1.4 million for 1995, 1994 and 1993, respectively.

5. Income Taxes.

   The provision for income taxes consisted of:

                                            Current   Deferred      Total

Amounts in  thousands
   1995
          Federal                         $  89,648      9,326      98,974
          State                              21,800      1,034      22,834
                                          $ 111,448     10,360     121,808

   1994
          Federal                         $ 108,163       (217)    107,946
          State                              19,805      4,631      24,436
                                          $ 127,968      4,414     132,382

   1993
          Federal                         $ 104,006      7,808     111,814
          State                              12,872      2,598      15,470
                                          $ 116,878     10,406     127,284


   The following reconciles the above provision to the Federal statutory income tax rate:

                                              1995       1994        1993

  Federal statutory income tax rate           35.0   %   35.0        34.0
  State and local income taxes, net of
      federal income tax benefits              4.3        3.8         2.9
  Other tax credits                           (1.1)      (1.1)       (0.6)
  Other, net                                  (3.8)       0.3        (1.3)

                                              34.4   %   38.0        35.0

   The retroactive increase in the federal corporate income tax rate from 34% to 35%, enacted on August 10, 1993 and effective on January 1, 1993, resulted in additional income tax expense in fiscal 1994. This increase in income tax expense was offset by an increase in prepaid income taxes resulting from the federal corporate income tax rate increase as required by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

   The effective tax rate during the fourth quarter of fiscal 1995 reflects the final settlement with the Internal Revenue Service of transactions pursuant to Section 1804(e)(4) of the Tax Reform Act of 1986 whereby certain subsidiaries of the Company were able to utilize the benefits of the net operating losses of certain unaffiliated corporations.

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred liabilities at June 28, 1995, June 29, 1994 and June 30, 1993 are presented below:


                                                         1995        1994         1993
                                                             Amounts in thousands

Deferred tax assets:
  Reserve for insurance claims and self-insurance   $  60,050      61,766      62,264
  Estimated loss on assets                               -            372        -
  Reserve for vacant store leases                       7,738      11,248       8,971
  Unearned promotional allowance                        3,642       3,909       7,608
  Reserve for accrued vacations                         8,827       8,021       8,133
  State net operating loss carryforwards                7,174       6,683      10,190
  Excess of book over tax depreciation                  9,088       9,283       9,406
  Excess of book over tax rent expense                    923         902       3,814
  Excess of  book over tax retirement expense           8,046       7,127       6,202
  Uniform capitalization of inventory                   4,602       4,418       4,080
  Other, net                                           14,824      13,034      12,369
      Total gross deferred tax assets                 124,914     126,763     133,037
      Less: Valuation allowance                         6,487       6,325       6,406
      Net deferred tax assets                         118,427     120,438     126,631
Deferred tax liabilities:
  Excess of tax over book depreciation                (16,036)     (8,811)     (6,879)
  Bahamas subsidiary foreign earnings                 (11,535)     (9,375)     (8,967)
  Other, net                                           (3,717)     (4,753)     (8,872)
      Total gross deferred tax liabilities            (31,288)    (22,939)    (24,718)
      Net deferred tax assets                       $  87,139      97,499     101,913

As discussed in Note 1 (b), the Company consolidated its Bahamas operations effective June 30, 1993. The previously unrecorded earnings (net of deferred income tax liability of $8,967,000) were recorded directly to retained earnings.

Current deferred income taxes of $58,114,000 and $56,475,000 for 1995 and 1994, respectively, are included in the prepaid expenses in the accompanying consolidated balance sheets.

The Company believes the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

6. Financing.

   (a) Credit Arrangements: The Company has available a $200 million Commercial Paper Program. As of June 28, 1995, there was $125.0 million outstanding as compared to no amount outstanding on June 29, 1994. The Company also has short-term lines of credit totaling $265 million. The lines of credit are available when needed during the year and are renewable on an annual basis. The Company is not required to maintain compensating bank balances in connection with these lines of credit. As of June 28, 1995, there was $5.0 million outstanding under these bank lines of credit, compared to $9.5 million outstanding on June 29, 1994.

   (b) Interest Rate Swap: The Company has entered into interest rate swap agreements to reduce the impact of changes in rental payments which are indexed to interest rate changes. At June 28, 1995, the Company had outstanding four interest rate swap agreements, having a notional principal amount of $50 million each, with an investment bank. These agreements effectively change the Company's exposure on its leased real estate with floating rental payments to fixed rental payments based on a 7.7% interest rate. The interest rate swap agreements mature in June, 1997, June, 1999, June, 2000 and June, 2001. In addition, the Company has entered into two additional interest rate swap agreements, having a notional principal amount of $50 million each, that do not become effective until the termination date of the interest rate swap agreements that mature in June, 1997 and June, 1999. The Company is exposed to credit loss in the event of nonperformance by the other party to these interest rate swap agreements. However, the Company does not anticipate nonperformance by the counterpart.

   Since current short-term interest rates at June 28, 1995, are below the 7.7% rate of these contracts, the estimated negative value of these swaps was approximately $16.1 million.

7. Common Stock.

   The Company has a stock purchase plan in effect for associates. Under the terms of the Plan, the Company may grant options to associates to purchase shares of the Company's common stock at a price at least 85% of the fair market value at the date of grant. During fiscal year 1995, 602,546 shares of common stock were sold to associates at an aggregate price of $25,909,478. There are 265,564 shares of the Company's common stock available for the grant of options under the Plan.

8. Stock Options.

   Under the Company's Key Employee Stock Option Plan adopted by the Board of Directors on January 4, 1990 and approved by the shareholders on October 3, 1990, options to acquire up to 300,000 shares of common stock may be granted to key employees at market. On January 24, 1990, options for 206,000 shares were granted at an exercise price of $28.50 per share. Of the options granted, 103,000 became exercisable on June 26, 1991 and 103,000 became exercisable on June 24, 1992. Options under this plan expire on December 31, 1996.

   On October 7, 1992, the shareholders approved an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 500,000 shares. Under this plan adopted by the Board of Directors on June 22, 1992, options to acquire 113,000 shares of common stock were granted to key employees at an exercise price of $42.125 per share. Of the options granted, 56,500 became exercisable on June 30, 1993. The remaining 56,500 became exercisable on June 29, 1994. Options under this plan expire on December 31, 1998.

   On June 22, 1994, the Board of Directors adopted an amendment to the Company's Key Employee Stock Option Plan to increase the number of shares of common stock available for issuance to 1,000,000 shares. This amendment was approved by shareholders on October 5, 1994. Under this plan, options to acquire 233,000 shares at an exercise price of $44.875 per share were granted to key employees. Of the options granted, 116,500 shares became exercisable on June 28, 1995 and the remaining 116,500 shares are not exercisable before June 27, 1996, if earned. These options expire on January 15, 2001. Also, an additional option to acquire 4,000 shares at $55.875 was granted on June 21, 1995. This option is not exercisable before June 27, 1996, if earned, and will expire on January 15, 2001.

   Changes in options under these plans during the years ended June 28, 1995, June 29, 1994 and June 30, 1993 were as follows:

                                                   Number of     Option Price
                                                     Shares        Per Share

   Outstanding - June 24, 1992                      206,000     $28.500
   Granted                                          113,000     $42.125
   Exercised                                        (74,000)    $28.500
   Canceled                                               -            -
   Outstanding - June 30, 1993                      245,000     $28.500-42.125
   Granted                                          233,000     $44.875
   Exercised                                              -          -
   Canceled                                               -          -
   Outstanding - June 29, 1994                      478,000     $28.500-44.875
   Granted                                            4,000     $55.875
   Exercised                                        (29,000)    $28.500-42.125
   Canceled                                         (15,000)    $44.875
   Outstanding - June 28, 1995                      438,000     $28.500-55.875
   Exercisable - June 28, 1995                      325,000     $28.500-44.875
   Shares available for additional grant            459,000

9. Leases.

   (a) Leasing Arrangements: There were 1,420 leases in effect on store locations and other properties at June 28, 1995. Of these 1,420 leases, 59 store leases and 3 warehouse and manufacturing facility leases are classified as capital leases. Substantially all store leases will expire during the next twenty years and the warehouse and manufacturing facility leases will expire during the next twenty-five years. However, in the normal course of business, it is expected that these leases will be renewed or replaced by leases on other properties.

   The rental payments on substantially all store leases are based on a minimum rental plus a contingent rental which is based on a percentage of the store's sales in excess of stipulated amounts. Most of the Company's leases contain renewal options for five-year periods at fixed rentals.

   (b) Leases: The following is an analysis of the leased property under capital leases by major classes:

                                                      Asset balances at
                                                June 28, 1995  June 29, 1994
                                                    Amounts in thousands
        Store facilities                         $    74,653       82,844
        Warehouses  and manufacturing facilities      25,661       25,661
                                                     100,314      108,505
        Less: Accumulated amortization                40,779       41,429
                                                 $    59,535       67,076


   The following is a schedule by year of future minimum lease payments under capital and operating leases, together with the present value of the net minimum lease payments as of June 28, 1995:

                                                         Operating    Capital
                                                          Amounts in thousands
         Fiscal Year:
                     1996                              $   13,547      239,543
                     1997                                  13,386      233,148
                     1998                                  13,145      228,394
                     1999                                  12,706      224,121
                     2000                                  12,513      219,287
                     Later years                          109,068    2,036,805
         Total minimum lease payments                     174,365    3,181,298

         Less:  Amount representing
                estimated taxes, maintenance
                and insurance costs included
                in total minimum lease payments             4,270
         Net minimum lease payments                       170,095
         Less:  Amount representing interest               89,144
         Present value of net minimum lease payments   $   80,951


   Rental payments under operating leases including, where applicable, real estate taxes and other expenses are as follows:


                                        1995         1994         1993
                                           Amounts in thousands

            Minimum rentals            $     218,921    190,830    187,055
            Contingent rentals                 3,323      3,352      4,282
                                       $     222,244    194,182    191,337

10.    Commitments and Contingent Liabilities.

   (a) Associate Benefit Programs: The Company has noncontributory, trusteed profit sharing retirement programs which are in effect for eligible associates and may be amended or terminated at any time. Charges to earnings for contributions to the programs amounted to $55,250,000, $54,225,000 and $54,985,000 in 1995, 1994 and 1993, respectively.

   In addition to providing profit sharing benefits, the Company makes group insurance available to early retirees from the time they retire until age 65 when they qualify for Medicare/Medicaid. Currently, the early retiree group constitutes 134 associates. This group of retirees bear the entire costs of this plan, which is maintained totally separate from the Company's regular group insurance plan. The Company reserves the right to modify these benefits.

   (b) Defined Benefit Plan: The Company has a Management Security Plan (MSP), which is a non-qualified defined benefit plan providing disability, death and retirement benefits to 557 qualified associates of the Company. Total MSP cost charged to operations was $4,979,000, $4,557,000 and $3,992,000 in 1995,
   1994 and 1993, respectively. The projected benefit obligation at June 28, 1995 was approximately $32,523,000. The effective discount rate used in determining the net periodic MSP cost was 8.0% for 1995, 1994 and 1993.

   Life insurance policies, which are not considered as MSP assets for liability accrual computations, were purchased to fund the MSP payments. These insurance policies are shown on the balance sheet at their cash surrender values, net of policy loans aggregating $141,416,000 and $137,640,000 at June 28, 1995 and June 29, 1994, respectively.

   Company holds life insurance on a broad-based group of qualified associates. These insurance policies are shown on the balance sheet at their cash surrender value, net of policy loans aggregating $367,423,000 at June 28, 1995 and $216,591,000 at June 29, 1994.

   (c) Litigation: There are pending against the Company various claims and lawsuits arising in the normal course of business, including suits charging violations of certain civil rights laws.

   The U.S. Environmental Protection Agency has notified the Company that it is one of the many potentially responsible parties (PRPs) for cleanup of two designated Superfund sites located in Tampa, Florida, three such sites in Jacksonville (2 related sites), one site in Madison, Florida, one site in Charlotte, North Carolina and one site in Pembrook Park, Florida. The Company may be a PRP for cleanup of one non-Superfund site in Tarrant County, Texas. Although cleanup costs are believed to be substantial, accurate estimates will not be available until studies have been completed at the sites.

   The Company has entered into orders by consent with numerous other PRPs to conduct studies and do cleanup for three of the Superfund sites and is negotiating an agreement with PRPs who are under an order at two other Superfund sites to determine the most cost-effective way to clean up such sites. Although under federal statutes the Company is jointly and severally liable for cleanup costs at each location, the Company's share of total costs is estimated not to exceed $400,000 for four of the Superfund sites and the Texas site.

   The Company believes it is not a responsible party for cleanup of the Madison, Florida, and Tarrant County, Texas, sites and has no estimate of costs for those matters. Other than these two and the New Mexico site mentioned below, these involve wastes the Company paid to be properly disposed and were mishandled by disposal companies or public disposal sites.

     At one of the Tampa sites, the Company is one of 14 parties named as respondents in a Unilateral Administrative Order for Remedial Design and Remedial Action under 47 U.S.C. Section 9606(a) relating to a disposal site formerly operated by Hillsborough County, Florida. The parties are ordered to operate, maintain and monitor a water cleaning system and perform Remedial Design for the site. The costs to the Company are estimated at $50,000 in fiscal year 1995 with some credits still available for this year, with additional annual costs for an indefinite period thereafter.

     The Company is also involved in the cleanup of a fuel tank leak at a New Mexico site formerly owned by it. The cleanup costs are to be prorated with others on the basis of the total time of ownership of the participants. The Company's share is 15% of the total costs estimated to be less than $150,000, with minimal annual monitoring costs thereafter.

     It is the Company's policy to accrue and charge against earnings the environmental cleanup costs when it is probable that a liability has been incurred and an amount can be reasonably estimated, including evaluation of the other PRPs' ability to pay. The Company believes its ultimate liability as to these environmental matters will not necessitate significant capital outlays, will not materially affect the annual earnings of the Company, nor cause material changes in the Company's business. It is not possible to quantify future environmental costs because many issues relate to actions by third parties or changes in environmental regulation.

     Although the amount of liability with respect to all other claims and lawsuits cannot be ascertained, management is of the opinion that any resulting liability will not have a material effect on the Company's consolidated earnings or financial position.


11.  Related Party Transactions.

     The Company is essentially self-insured for purposes of employee group life, medical, accident and sickness insurance, with The American Heritage Life Insurance Company, a related party, providing administrative services and expenses for medical and accident claims. The American Heritage Life Insurance Company also financed the development and expansion of certain retail stores. Total payments aggregating $13,442,000, $15,109,000 and $34,108,000 were made in 1995, 1994 and 1993, respectively.

12. Quarterly Results of Operations (Unaudited).

    The following is a summary of the unaudited quarterly results of operations for the years ended June 28, 1995, June 29, 1994 and June 30, 1993:

                                                                 Quarters Ended
                                              Sept. 21       Jan. 11       April 5       June 28
                      1995                   (12 Weeks)    (16 Weeks)    (12 Weeks)    (12 Weeks)
                                                   Dollars in thousands except per share data
       Net sales                          $    2,590,364     3,537,824     2,775,842     2,883,813
       Gross profit on sales              $      590,546       809,912       642,018       680,831
       Net earnings                       $       40,045        67,472        56,936        67,734
       Earnings per share                 $         0.54          0.91          0.76          0.90
       Net LIFO charge (credit)           $        1,690         2,253         2,816         2,134
       Net LIFO charge (credit) per shar  $         0.02          0.03          0.04          0.03
       Dividends per share                $         0.26          0.52          0.39          0.39
       Market price range                 $  53.63-42.63   54.50-49.00   57.13-51.88   57.88-54.63

                                                                 Quarters Ended
                                              Sept. 22       Jan. 12       April 6       June 29
                      1994                   (12 Weeks)    (16 Weeks)    (12 Weeks)    (12 Weeks)
                                            Dollars in thousands except per share data
       Net sales                          $    2,464,440     3,380,986     2,651,491     2,585,252
       Gross profit on sales              $      556,085       766,461       603,914       608,028
       Net earnings                       $       35,951        63,781        52,032        64,353
       Earnings per share                 $         0.48          0.85          0.70          0.87
       Net LIFO charge (credit)           $        1,690         2,253         1,690         6,721
       Net LIFO charge (credit) per shar  $         0.02          0.03          0.02          0.08
       Dividends per share                $         0.24          0.48          0.36          0.36
       Market price range                 $  67.75-56.00   60.38-49.00   58.38-48.25   52.25-43.50

                                                                 Quarters Ended
                                              Sept. 16       Jan. 6       March 31       June 30
                      1993                   (12 Weeks)    (16 Weeks)    (12 Weeks)    (13 Weeks)
                                            Dollars in thousands except per share data
       Net sales                          $    2,392,129     3,244,672     2,504,214     2,690,520
       Gross profit on sales              $      531,506       726,066       566,615       621,936
       Net earnings                       $       33,377        63,031        57,199        82,778
       Earnings per share                 $         0.44          0.82          0.75          1.10
       Net LIFO charge (credit)           $        1,688         2,405         1,688         5,455
       Net LIFO charge (credit) per shar  $         0.02          0.03          0.02          0.07
       Dividends per share                $         0.22          0.44          0.33          0.33
       Market price range                 $  58.63-41.63   79.50-57.50   79.75-66.75   67.38-52.75

During 1995, 1994 and 1993, the fourth quarter results reflect a change from the estimate of inflation used in the calculation of LIFO inventory to the actual rate experienced by the Company of 1.0% to 0.6%, 1.0% to (0.1)% and 1.0% to 0.1% respectively.

                                         Fourth Quarter Results of Operations
                                       June 28, 1995 June 29, 1994 June 30, 1993
                                        (12 Weeks)    (12 Weeks)    (13 Weeks)

                                                 Amounts in thousands
Net sales                            $    2,883,813     2,585,252     2,690,520
Cost of sales                             2,202,982     1,977,224     2,068,584
Gross profit on sales                       680,831       608,028       621,936
Operating and administrative expenses       607,460       522,057       523,780
Operating income                             73,371        85,971        98,156
Cash discounts and other income, net         25,749        19,166        32,774
Interest expense                             (2,083)       (1,411)       (3,579)
Earnings before income taxes                 97,037       103,726       127,351
Income taxes                                 29,303        39,373        44,573
Net earnings                         $       67,734        64,353        82,778



The efffective tax rate during the fourth quarter of fiscal 1995 reflects the final settlement with the Internal Revenue Service of transactions pursuant to
Section 1804(e)(4) of the Tax Reform Act of 1986 whereby certain subsidiaries of the Company were able to utilize the benefits of the net operating losses of certain unaffiliated corporations.